AGREEMENT AND PLAN OF MERGER


                          By and Among

                 The Participating Stockholders

                        IMED Corporation

                      IMED Merger Sub, Inc.

                     IVAC Holdings, Inc. and

                   IVAC Medical Systems, Inc.

                        TABLE OF CONTENTS

                                                             Page

BACKGROUND. . . . . . . . . . . . . . . . . . . . . . . . . .   1

                            ARTICLE I

                           THE MERGER . . . . . . . . . . . .   1
     1.1. The Merger. . . . . . . . . . . . . . . . . . . . .   1
     1.2. Effective Time of the Merger. . . . . . . . . . . .   2
     1.3. The Closing . . . . . . . . . . . . . . . . . . . .   2
     1.4. Certificate of Incorporation. . . . . . . . . . . .   2
     1.5. By-Laws . . . . . . . . . . . . . . . . . . . . . .   2
     1.6. Directors and Officers. . . . . . . . . . . . . . .   3
     1.7. Conversion of Shares. . . . . . . . . . . . . . . .   3
     1.8. Total Consideration . . . . . . . . . . . . . . . .   4
     1.9. Dissenters' Rights. . . . . . . . . . . . . . . . .   7
     1.10.        Surrender and Payment . . . . . . . . . . .   8
     1.11.        Taking Necessary Action; Further Action . .   9

                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES
              CONCERNING PARTICIPATING STOCKHOLDERS . . . . .   9
     2.1. Ownership of the Participating Stockholder's
          Stock . . . . . . . . . . . . . . . . . . . . . . .  10
     2.2. Authority of Participating Stockholder. . . . . . .  10
     2.3. Prohibitions. . . . . . . . . . . . . . . . . . . .  10
     2.4. Consents and Approvals of Governmental
          Authorities . . . . . . . . . . . . . . . . . . . .  11

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES
                     CONCERNING THE COMPANY . . . . . . . . .  11
     3.1. Description and Lists . . . . . . . . . . . . . . .  11
     3.2. Corporate Organization; Authority . . . . . . . . .  14
     3.3. Capitalization. . . . . . . . . . . . . . . . . . .  15
     3.4. Subsidiaries. . . . . . . . . . . . . . . . . . . .  16
     3.5. No Violation. . . . . . . . . . . . . . . . . . . .  16
     3.6. Consents and Approvals of Governmental
          Authorities . . . . . . . . . . . . . . . . . . . .  16
     3.7. Financial Statements of the Operating Co. . . . . .  17
     3.8. Contractual Arrangements with Stockholders,
          Officers or Employees . . . . . . . . . . . . . . .  19
     3.9. Absence of Certain Changes. . . . . . . . . . . . .  19
     3.10.        Title to Property; Leases; Encumbrances . .  20
     3.11.        Patents, Trademarks, Trade Names. . . . . .  22
     3.12.        Litigation; Compliance with Laws. . . . . .  22
     3.13.        Environmental Matters . . . . . . . . . . .  23
     3.14.        Tax Matters . . . . . . . . . . . . . . . .  26
     3.15.        Benefit Plans . . . . . . . . . . . . . . .  30
     3.16.        Labor Matters . . . . . . . . . . . . . . .  33
     3.17.        Purchase and Sale Commitments . . . . . . .  33
     3.18.        Insurance . . . . . . . . . . . . . . . . .  33

     3.19.        Contracts . . . . . . . . . . . . . . . . .  34
     3.20.        Finders and Investment Bankers. . . . . . .  34
     3.21.        Licenses, Permits and Authorizations. . . .  34
     3.22.        Products. . . . . . . . . . . . . . . . . .  35
     3.23.        Entire Business . . . . . . . . . . . . . .  35
     3.24.        Distribution Agreements . . . . . . . . . .  35
     3.25.        Regulatory Matters. . . . . . . . . . . . .  35
     3.26.        Disclosure. . . . . . . . . . . . . . . . .  37
     3.27.        Products. . . . . . . . . . . . . . . . . .  37

                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER
                       AND IMED MERGER SUB. . . . . . . . . .  37
     4.1. Organization; Etc.. . . . . . . . . . . . . . . . .  38
     4.2. Authorization; Etc. . . . . . . . . . . . . . . . .  38
     4.3. No Violation. . . . . . . . . . . . . . . . . . . .  38
     4.4. Consents and Approvals of Governmental
          Authorities . . . . . . . . . . . . . . . . . . . .  38
     4.5. Finders and Investment Bankers. . . . . . . . . . .  39
     4.6. Financing . . . . . . . . . . . . . . . . . . . . .  39
     4.7. Litigation. . . . . . . . . . . . . . . . . . . . .  39

                            ARTICLE V

               CONDUCT OF BUSINESS PENDING CLOSING. . . . . .  39
     5.1. Conduct of Business . . . . . . . . . . . . . . . .  39

                           ARTICLE VI

                      ADDITIONAL AGREEMENTS . . . . . . . . .  41
     6.1. Advice of Change. . . . . . . . . . . . . . . . . .  41
     6.2. Access to Properties and Records; Confidentiality .  42
     6.3. Books and Records . . . . . . . . . . . . . . . . .  43
     6.4. Financing . . . . . . . . . . . . . . . . . . . . .  44
     6.5. Consents and Approvals. . . . . . . . . . . . . . .  44
     6.6. Cooperation Regarding Benefit Plans . . . . . . . .  45
     6.7. Satisfaction of Closing Conditions. . . . . . . . .  45
     6.8. Tax Covenants . . . . . . . . . . . . . . . . . . .  45
     6.9. Other Offers. . . . . . . . . . . . . . . . . . . .  46
     6.10.        Implied Warranties. . . . . . . . . . . . .  47
     6.11.        Additional Instruments; Further
          Assurances. . . . . . . . . . . . . . . . . . . . .  47
     6.12.        Antitrust Notification. . . . . . . . . . .  47
     6.13.        River Medical . . . . . . . . . . . . . . .  47
     6.14.        Payment of Indebtedness . . . . . . . . . .  48
     6.15.        Senior Notes. . . . . . . . . . . . . . . .  49
     6.16.        Overseas Cash.. . . . . . . . . . . . . . .  50
     6.17.        Welmed/Siemens/Eli Lilly. . . . . . . . . .  50
     6.18.        Real Estate Matters . . . . . . . . . . . .  51
     6.19.        Notice to Stockholders. . . . . . . . . . .  51
     6.20.        Covered Period. . . . . . . . . . . . . . .  52
     6.21.        Benefits. . . . . . . . . . . . . . . . . .  52

     6.22.        Cash Flow Statements. . . . . . . . . . . .  52
     6.23.        Recall. . . . . . . . . . . . . . . . . . .  53
     6.24.        Option Cancellation Agreement . . . . . . .  53

                           ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF EACH PARTY. . . . .  54
     7.1. No Action or Proceeding . . . . . . . . . . . . . .  54
     7.2. Compliance with Law . . . . . . . . . . . . . . . .  54
     7.3. Hart-Scott-Rodino Requirements. . . . . . . . . . .  54

                          ARTICLE VIII

              CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . .  54
     8.1. Representations and Warranties. . . . . . . . . . .  54
     8.2. Absence of Certain Changes. . . . . . . . . . . . .  55
     8.3. Performance . . . . . . . . . . . . . . . . . . . .  55
     8.4. Authority . . . . . . . . . . . . . . . . . . . . .  55
     8.5. Opinion of Counsel. . . . . . . . . . . . . . . . .  55
     8.6. Approvals and Filings . . . . . . . . . . . . . . .  55
     8.7. FIRPTA Certificates . . . . . . . . . . . . . . . .  56
     8.8. Certificates. . . . . . . . . . . . . . . . . . . .  56
     8.9. Financings. . . . . . . . . . . . . . . . . . . . .  56
     8.10.        Resignation . . . . . . . . . . . . . . . .  56
     8.11.        Maximum Indebtedness. . . . . . . . . . . .  56
     8.12.        Signature Authority . . . . . . . . . . . .  57
     8.13.        Waiver of Rights. . . . . . . . . . . . . .  57
     8.14.        [Reserved]. . . . . . . . . . . . . . . . .  57
     8.15.        Special Statement . . . . . . . . . . . . .  57
     8.16.        Stockholders Agreements . . . . . . . . . .  57
     8.17.        Indebtedness. . . . . . . . . . . . . . . .  57
     8.18.        Audited Financial Statements. . . . . . . .  57
     8.19.        Certificate of Incorporation. . . . . . . .  57
     8.20.        Conversion. . . . . . . . . . . . . . . . .  57
     8.21.        Tender Offer. . . . . . . . . . . . . . . .  58
     8.22.        Subsidiary Shares . . . . . . . . . . . . .  58

                           ARTICLE IX

      CONDITIONS TO PARTICIPATING STOCKHOLDERS' OBLIGATIONS .  58
     9.1. Representations and Warranties. . . . . . . . . . .  58
     9.2. Performance . . . . . . . . . . . . . . . . . . . .  58
     9.3. Authority . . . . . . . . . . . . . . . . . . . . .  59
     9.4. Opinion of Purchaser's Counsel. . . . . . . . . . .  59
     9.5. Approvals and Filings . . . . . . . . . . . . . . .  59
     9.6. Certificates. . . . . . . . . . . . . . . . . . . .  59
     9.7. Consideration . . . . . . . . . . . . . . . . . . .  59

                            ARTICLE X

                           TERMINATION. . . . . . . . . . . .  59
     10.1.        Termination . . . . . . . . . . . . . . . .  59
     10.2.        Effect of Termination . . . . . . . . . . .  61
     10.3.        "Sellers Representative". . . . . . . . . .  62

                           ARTICLE XI

             NATURE AND SURVIVAL OF REPRESENTATIONS
              AND WARRANTIES; INDEMNIFICATION, ETC. . . . . .  62
     11.1.        Survival of Representations, Warranties,
          Etc.. . . . . . . . . . . . . . . . . . . . . . . .  62
     11.2.        Participating Stockholders' Agreement to
          Indemnify . . . . . . . . . . . . . . . . . . . . .  62
     11.3.        Purchaser's Agreement to Indemnify. . . . .  63
     11.4.        Third Party Claims. . . . . . . . . . . . .  64
     11.5.        Effect of Taxes and Insurance . . . . . . .  65
     11.6.        Purchase Price Adjustment . . . . . . . . .  65
     11.7.        Interest. . . . . . . . . . . . . . . . . .  66

                           ARTICLE XII

                    MISCELLANEOUS PROVISIONS. . . . . . . . .  66
     12.1.        Representations/Covenants of the Holding
          Co., the Operating Co. and Participating
          Stockholders. . . . . . . . . . . . . . . . . . . .  66
     12.2.        Amendment and Modification. . . . . . . . .  66
     12.3.        Waiver. . . . . . . . . . . . . . . . . . .  66
     12.4.        Notices . . . . . . . . . . . . . . . . . .  66
     12.5.        Binding Nature; Assignment. . . . . . . . .  68
     12.6.        Governing Law; Submission to Jurisdiction .  68
     12.7.        Public Announcements. . . . . . . . . . . .  69
     12.8.        Expenses. . . . . . . . . . . . . . . . . .  69
     12.9.        Counterparts. . . . . . . . . . . . . . . .  69
     12.10.       Headings. . . . . . . . . . . . . . . . . .  69
     12.11.       Entire Agreement. . . . . . . . . . . . . .  69
     12.12.       Remedies Exclusive. . . . . . . . . . . . .  69
     12.13.       Purchaser Waiver. . . . . . . . . . . . . .  70
     12.14.       Disclosure Schedules. . . . . . . . . . . .  70
     12.15.       Drafting Convention . . . . . . . . . . . .  70
     12.16.       Arbitration . . . . . . . . . . . . . . . .  70

                          ARTICLE XIII

                            GLOSSARY. . . . . . . . . . . . .  71

                        LIST OF SCHEDULES

2.1       Stockholder Agreements

2.3       Prohibitions Regarding Participating Stockholders

3.1(a)    Real Property
   (b)    Intangible Property
   (c)    Agreements
   (d)    Employees and Compensation Arrangements
   (e)    Debt (Including Security Agreements and Mortgages)
   (f)    Banks
   (g)    Capital Expenditures
   (h)    Major Customers and Suppliers
   (i)    Certificate of Incorporation and By-Laws
   (j)    Claims
   (k)    Power of Attorney
   (l)    Insurance
   (m)    Warranties
   (n)    Approvals
   (o)    Distribution Agreements
   (p)    Signature Products

3.2       Jurisdiction of Qualification for Holding Co./Operating
               Co.

3.3       List of Holders and Holdings of Holding Co. Stock;
               Authorized, Issued and Outstanding Stock, Voting
               Agreements, Options, Warrants, Etc.

3.4       Subsidiaries, Jurisdiction of Organization and
               Qualification

3.5       Violations, Accelerations, Consents

3.6       Consents and Approvals

3.7       Financial Statements, Additional Liabilities

3.7A      Signature

3.7B      Welmed

3.8       Contractual Arrangements with Stockholders, Officers,
          Directors or Employees

3.9       Certain Changes

3.10      Title Exceptions

3.10(d)   Condition and Maintenance of Assets on Property

3.11      Patent and Trademark Rights; Confidentiality Agreements

3.12      Litigation; Compliance with Laws

3.13      Environmental Matters

3.14(c)   Actions, Investigations or Audits Regarding Taxes, Tax
          Deficiencies or Outstanding Taxes

3.14(d)   Unpaid Taxes Being Contested or Not Yet Due and Payable

3.14(e)   Consolidated, Combined or Unitary Income Tax Return

3.14(i) Participating Stockholders who are Foreign Persons under Section 1445 of the Internal Revenue Code of
          1986, as amended

3.14(k)   Tax Elections for Federal Income Tax Purposes

3.14(n) Exchanges for which the Gain Realized was not Recognized

3.14(p)   Tax Sharing Agreements or Arrangements

3.14(q)   Liabilities and Adjusted Basis

3.14(r)   Returns

3.14(s)   Liability

3.14(t)   338 Elections

3.14(u)   Tax Obligations or Liabilities to the Participating
          Stockholders

3.15(a)   Employee Benefit Plans; Contracts, Arrangements, or
          Policies Entered Into With or On Behalf of the
          Employees

3.15(c)   Qualification of Employee Benefit Plans; Suits or
          Proceedings Regarding Employee Benefit Plans

3.15(h)   Contracts or Agreements Which could Require Payments
          Not Deductible Pursuant to Section 5000(b)(1) of the
          Code

3.15(j)   Bonus or Similar Benefits Payable to Employee as a
          Result of the Transactions Covered By This Agreement

3.17      Purchase and Sale Commitments

3.19      Contracts

3.20      Finders and Investment Bankers

3.21      Regulatory Approvals

3.22      Products

3.25      Regulatory Matters

5.1       Permitted Activities Pending Closing

6.17      Welmed/Siemens/Eli Lilly Agreements

6.21      Severance

8.6       Approval and Filings

8.13      Waiver of Rights

9.5       Approvals and Filings (Conditions to Obligations)

LIST OF EXHIBITS

1         Certificate of Merger

2         Opinion of Davis Polk & Wardwell

3         Release and Waiver

4 Amendment to the Restated Certificate of Incorporation of IVAC Holdings, Inc.

5         Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein

6         Option Cancellation Agreement (Mercer)

7         Option Cancellation Agreement (Sancoff/Henry)

8         Option Cancellation Agreement (Other/Non-River)

9         Option Cancellation Agreement (Other River)

                  AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 23 day of August, 1996, by and among each person named on the signature page hereof under the caption "Participating Stockholders" (each a "Participating Stockholder" and collectively, "Participating Stockholders"), IVAC Holdings, Inc., a Delaware corporation (the "Holding Co."), IVAC Medical Systems, Inc., a Delaware corporation (the "Operating Co."), IMED Corporation, a Delaware corporation ("Purchaser") and IMED Merger Sub, Inc., a Delaware corporation that is a wholly owned subsidiary of IMED ("IMED Merger Sub"). Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it in the Glossary.


                           BACKGROUND

          The Company is engaged in the business of designing, manufacturing and marketing IV infusion therapy instruments (pumps and controllers) and proprietary and related disposable administration sets (tubing and plastic pump interfaces) and accessories used to control the flow of solutions, drugs and nutritionals into a patient's circulatory system and vital signs measurement instruments and related disposables and accessories (together with the other businesses and activities of the Company, the "Business"). The Participating Stockholders, the Purchaser and IMED Merger Sub desire to merge IMED Merger Sub with and into the Holding Co. upon the terms and subject to the conditions set forth herein. The Board of Directors of the Holding Co. has approved a merger of IMED Merger Sub with and into the Holding Co. upon the terms and subject to the conditions set forth in this Agreement, and has directed that this Agreement be submitted to its stockholders for adoption and the holders of in excess of 95% of the combined voting power of the Stock (as defined herein) issued and outstanding as of the date of this Agreement have approved the Merger (as defined in Section 1.1 hereof) upon the terms and subject to the conditions set forth in this Agreement pursuant to written stockholder consents.

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, agreements and covenants hereinafter set forth, the parties hereto, desiring to be legally bound, hereby agree as follows:


                            ARTICLE I

                           THE MERGER

          1.1. THE MERGER.  At the Effective Time (as defined in
Section 1.2) and subject to the terms and conditions contained herein, IMED Merger Sub shall be merged with and into the Holding Co. (the "Merger") (IMED Merger Sub and the Holding Co. are sometimes referred to herein as the "Constituent Corporations"), in accordance with the DGCL, and the separate existence of IMED Merger Sub shall thereupon cease, and the Holding Co. shall be the surviving corporation of the Merger (the "Surviving Corporation"). At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

          1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit 1 (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware in advance of the Closing Date, for filing as provided in the DGCL, simultaneously with the Closing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time" and the date on which the Effective Time occurs is referred to herein as the "Effective Date").

          1.3. THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036 or such other place as the parties may agree, promptly following the satisfaction of the conditions specified in Articles VII, VIII and IX hereof. The date of the Closing is referred to herein as the "Closing Date".

          1.4. CERTIFICATE OF INCORPORATION.  The Certificate of
Incorporation of the Surviving Corporation shall be the certificate set forth on Attachment I to the Certificate of Merger, until duly amended in accordance with the terms thereof and the DGCL.

          1.5. BY-LAWS. The By-Laws of IMED Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the certificate of incorporation of the Surviving Corporation and of the DGCL.

          1.6. DIRECTORS AND OFFICERS. The directors and officers of IMED Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, together with such other individuals as shall be named by the Purchaser, until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

          1.7. CONVERSION OF SHARES.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the stock of the Holding Co. or of any of the capital stock of IMED Merger Sub, each share of the capital stock of IMED Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the stock of the Holding Co. or of any of the capital stock of IMED Merger Sub, each share of the Holding Co.'s capital stock which is issued and outstanding immediately prior to the Effective Time, except those held by stockholders who validly perfect appraisal rights under the DGCL, shall be converted into the right to receive the Per Share Merger Consideration (as defined below) all such amounts, in the aggregate, the "Merger Consideration" (provided that in no event shall the sum of the Merger Consideration, the aggregate Per Share Merger Consideration that would have been received by stockholders who validly perfect appraisal rights under the DGCL had such stockholders not perfected such rights and the Total Option Cancellation Amount (including appropriate withholding taxes), exceed the Purchase Price).

          (c) Each option outstanding prior to the Effective Time (each, an "Outstanding Option," collectively, the "Outstanding Options" and each, to the extent it is vested immediately prior to the Effective Time, an "Option" and collectively, the "Options") under the IVAC Holdings, Inc. 1995 Stock Option/Stock Issuance Plan, the IVAC Holdings, Inc. 1996 Key Contributor Stock Option Plan, and the assumed River Medical, Inc. stock option plan (the "Stock Option Plans"), the holder of which has entered into an option cancellation agreement substantially in the form of Exhibit 6, 7, 8 or 9 hereto, as applicable (collectively, the "Option Cancellation Agreement") shall be canceled in accordance with the terms of such Option Cancellation Agreement on the first business day after the Effective Time (the "First Business Day") for the right to receive on the First Business Day from the Surviving Corporation pursuant to the Option Cancellation Agreement an amount of cash (subject to reduction for any applicable withholding Taxes) set forth therein. On the business day immediately preceding the Effective Time, the Sellers Representative shall deliver to the Purchaser a schedule setting forth each holder of Options that has entered into an Option Cancellation Agreement as well as a certificate, signed by the Sellers Representative, setting forth
(x) the aggregate amount (the "Total Option Cancellation Amount") payable by the Surviving Corporation pursuant to the Option Cancellation Agreement without reduction for applicable withholding Taxes and (y) the aggregate applicable withholding Taxes payable with respect thereto.

          1.8. TOTAL CONSIDERATION.

          (a) For purposes of this Agreement the following terms shall have the meanings set forth below:

          "Purchase Price" shall mean an amount of cash in dollars equal to (i) the sum of (A) $390 million and (B) Total Cash, less
(ii) the sum of (A) Total Debt; (B) any premium, prepayment penalty and costs for defeasance, paid (or to be paid) in connection with the purchase and defeasance of the Senior Notes, as contemplated in
Section 6.15 hereof, to the extent such items are, in the aggregate, in excess of $1 million; (C) any premium or prepayment penalty paid (or to be paid) in connection with the satisfaction of the Total Debt (other than the Senior Notes) pursuant to Section
6.14 hereof; (D) all Expenses not paid at or prior to the Closing;
(E) any cash required to be paid with respect to cancellation of fractional shares in connection with the conversion of Class B Common Stock into Class A Common Stock pursuant to the terms of the certificate of incorporation, as amended, of the Holding Co.; and
(F) the Compensating Adjustment.

          "Per Share Merger Consideration" shall mean an amount of cash in dollars (rounded to the nearest $0.00001) determined by dividing (i) an amount equal to the sum of (A) the Purchase Price, and (B) the Aggregate Employee Option Exercise Price, by (ii) an amount equal to the sum of (A) the number of shares of Class A Common Stock outstanding immediately prior to the Effective Time (which number shall include all such shares to be issued as a result of the conversion of Class B Common Stock to Class A Common Stock in accordance with the terms of the certificate of incorporation of the Holding Co.) and (B) the aggregate number of shares of Stock subject to the Options immediately prior to the Effective Time (provided, that for purposes of this definition, such exercise price and the number of shares subject to an Option shall, with respect to any Option exercisable for Class B Common Stock, be determined as if the Option were exercisable for that number of shares of Class A Common Stock into which the Class B Common Stock to be acquired thereunder, would be converted pursuant to the Certificate of Incorporation of the Holding Co. had such Option been exercised prior to the Merger).

          "Aggregate Employee Option Exercise Price" shall mean, with respect to those Options the holders of which have entered into an Option Cancellation Agreement, an amount equal to the sum of the exercise price under each such Option immediately prior to the Effective Time, multiplied by the respective number of shares of Stock subject to each such Option.

          "Expenses" shall mean all costs and expenses of the Company, in connection with or as a result of the transactions contemplated herein, including, without limitation, all fees and disbursements of Messrs. Davis Polk & Wardwell; Brobeck, Phleger & Harrison; DLJ and its Affiliates and Price Waterhouse, but shall not include amounts paid under the Company's currently existing employee compensation and bonus plans, severance plans or retention plans as described on Schedule 3.15, on account of the transactions contemplated herein.

          "Total Cash" shall mean all cash and cash equivalents of the Company as of the Closing Date (determined prior to the application of cash pursuant to the first paragraph of Section 6.14 and Section 6.15 hereof) (exclusive of: (i) any amounts paid by the Purchaser pursuant to Section 1.10; (ii) all proceeds of financings contemplated in Section 4.6; and (iii) all proceeds of the subordinated debt financing contemplated in Section 6.4 hereof) determined in accordance with generally accepted accounting principles applied in a manner consistent with those utilized in preparing the Financial Statements (as defined herein).

          "Total Debt", as applied to the Company, shall mean any and all indebtedness of the Company outstanding at the Effective Time (and prior to the payment thereof pursuant to Section 6.14 and 6.15 hereof) (together with all interest accrued thereon through the Closing Date): (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof); (ii) evidenced by bonds, notes, debentures or similar instruments, or representing the balance deferred and unpaid of the purchase price of any property that constitutes debt in accordance with GAAP; (iii) reflecting any obligation of the Company to pay future rentals with respect to any property which obligation would be required to be capitalized in accordance with GAAP; (iv) any right in respect of the Company which is convertible into any such obligation; and (v) all such obligations of third parties which the Company has directly or indirectly incurred, assumed, guaranteed or otherwise become liable for. The term "Total Debt" shall include, without limitation, any obligation outstanding at the Effective Time under or with respect to: (i) the Siemens Obligation; (ii) the Notes Obligation; (iii) the Revolver Obligation; (iv) the DLJ Debt; (v) the Capital Lease Agreement between River and Lease Management Services, Inc., dated July 27, 1993; and (vi) all amounts payable after the Closing Date, in excess of $100,000 in the aggregate, pursuant to any agreement entered into by the Company in connection with any action, suit, proceeding or investigation, whether pending or threatened.

          (b)  Reserved

          (c) On the Closing Date, the Holding Co. will deliver to the Purchaser a Certificate (the "Total Cash Certificate"), signed by the Sellers Representative, setting forth the Total Cash and appropriate information indicating the calculation thereof.

          (d)  Within thirty (30) days after the Closing Date,
Purchaser shall cause to be prepared a statement (the "Preliminary

Statement") which Purchaser believes fairly presents the Total Cash. When completed, the Preliminary Statement shall within such thirty (30) day period be delivered to the Sellers Representative for review, together with all material work papers, calculations and other records or information used to prepare the Preliminary Statement.

          (e) If the Sellers Representative does not dispute any matter relating to the Preliminary Statement or its preparation, the Preliminary Statement shall for all purposes under this Agreement be deemed to set forth the Total Cash. If the Sellers Representative disagrees that such Preliminary Statement fairly presents the Total Cash, it shall so notify Purchaser in writing within thirty (30) days following receipt thereof by the Sellers Representative and the parties will use all reasonable efforts to resolve any such disputes. If any such dispute cannot promptly be resolved (but in any event within thirty (30) days after submission of the written objections of the Sellers Representative), the parties agree that they will submit the matter to Coopers & Lybrand or, if such firm shall decline to act or is not, at the time of such submission, independent of Participating Stockholders and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Purchaser and Participating Stockholders (either Coopers & Lybrand or such other accounting firm being referred to herein as the "Accounting Firm"). The resolution of the dispute by the Accounting Firm will be conclusive and binding upon the parties hereto, notwithstanding any later allegation or determination of error, mistake or miscalculation, whether willful or negligent, by any person, in connection with the determination made by the Accounting Firm. The fees and expenses of the Accounting Firm will be paid one-half by Purchaser and one-half by the Sellers Representative. The Preliminary Statement and the information set forth thereon, as finally determined pursuant to this subsection (e) is hereinafter referred to as the "Final Statement."

          (f) If the Total Cash as set forth on the Final Statement is greater than the Total Cash as set forth on the Total Cash Certificate, then Purchaser shall pay over to the Sellers Representative (for payment to the stockholders and option holders of the Holding Co., as appropriate) the amount by which the Total Cash on the Final Statement exceeds the Total Cash set forth on the Total Cash Certificate.

          (g) If the Total Cash as set forth on the Final Statement is less than the Total Cash as set forth on the Total Cash Certificate, then the Participating Stockholders shall be jointly and severally obligated to pay over to the Purchaser an amount equal to the amount by which the Total Cash on the Total Cash Certificate exceeds the Total Cash set forth on the Final Statement.

          (h) The determinations made in accordance with the provisions of subsection (e) above shall be final and binding on each of Purchaser and Participating Stockholders. Any payment required to be made under subsections (f) or (g) above, as the case may be, shall be made within five (5) business days of the determination thereof (the "Due Date"), without setoff, for any other matter, by wire transfer to an account designated by the person entitled to receive such payment and shall, in addition to such amounts, include interests on the amount required to be paid calculated from the Closing Date through the Due Date at a rate of 10% per annum. Any payment to be made pursuant to subsections (f) or (g) above and this subsection (h), as the case may be, which is not made on the Due Date shall bear interest at the rate of fifteen (15%) per annum from the Due Date until the date paid.

          (i) The Participating Stockholders covenant and agree that all shares of capital stock of the Holding Co., and all Rights (as defined below) with respect thereto shall be and be deemed to be canceled effective at the Effective Time (except as otherwise contemplated in any Option Cancellation Agreement).

          1.9. DISSENTERS' RIGHTS. Notwithstanding anything to the contrary herein, shares of Stock which are held by stockholders who shall have effectively dissented from the Merger and perfected their appraisal rights in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Shares of Stock held by a stockholder who fails to perfect his appraisal rights in accordance with the provisions of Section 262 of the DGCL or who withdraws or loses his right to appraisal shall be treated as if it had been converted as of the Effective Time into a right to receive the Per Share Merger Consideration. The Company shall give Purchaser: (i) prompt notice of any written demand for appraisal, withdrawals of demands for appraisal and any other instrument in respect thereof received by the Holding Co.; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Holding Co. will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demand. The Participating Stockholders, jointly and severally, shall pay the cost and expenses (for purposes of this sentence, "costs and expenses" shall not be deemed to include the amount any Dissenting Shares would have been entitled to receive pursuant to Section 1.7 of this Agreement) of the Company and the Purchaser and its Affiliates arising from or relating to any appraisal proceeding, including, without limitation, all fees and disbursements of counsel, investment bankers and financial advisors; provided that the Participating Stockholders shall have the exclusive right to conduct and control the defense of any claims relating to such appraisal proceedings, including any agreement or settlement in respect thereof. In the event that, as a result of any appraisal proceeding, or agreement or settlement in respect of any appraisal rights, any person is entitled to receive an amount greater than the amounts it would have been entitled to receive pursuant to
Section 1.7 hereof, the Participating Stockholders, jointly and severally shall immediately pay over to the Surviving Corporation such excess amount, without setoff for any other matter, for payment to such person.

          1.10. SURRENDER AND PAYMENT. (a) At the Effective Time, Purchaser will make available to the Holding Co. for the purpose of exchanging certificates representing shares of Stock for the Merger Consideration, as needed, the Merger Consideration to be paid in respect of such shares of Stock in respect of which appraisal rights have not been perfected. As soon as practicable after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stock (the "Certificates") shall, upon surrender to the Holding Co. of such Certificate or Certificates and acceptance thereof by the Holding Co., be entitled to an amount of cash (rounded to the nearest $0.01) into which the aggregate number of shares of Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to Section 1.7(b) of this Agreement. The Holding Co. shall accept such Certificates upon compliance with such reasonable terms and conditions as the Holding Co. may impose to effect an orderly exchange thereof in accordance with normal exchange practices. The Holding Co. shall deliver all funds which each holder of shares of Stock is entitled to receive pursuant to this
Section 1.10 within one business day following such holder's surrender of such holder's Certificates.

          (b) Each holder of shares of Stock will be entitled to receive the Per Share Merger Consideration payable in respect of such shares (without interest thereon). After the Effective Time, each such certificate, instrument and agreement shall, until so surrendered, represent for all purposes only the right to receive such Per Share Merger Consideration.

          (c) At the Effective Time, the Purchaser shall pay to the Holding Co. an amount equal to the Total Option Cancellation Amount, net in each case of withholding Taxes, if any, which amounts shall be paid by the Surviving Corporation to the persons entitled to receive such amounts pursuant to Section 1.7(c).

          (d) After the Effective Time, there shall be no further registration of transfers of shares of the Stock outstanding prior to the Effective Time. If, after the Effective Time, certificates representing shares of the Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

          (e) Any portion of the Merger Consideration made available to the Holding Co. that remains unclaimed by the holders of shares of Stock one year after the Effective Time shall remain with the Surviving Corporation, and any such holder who has not exchanged his shares of Stock for the Per Share Merger Consideration in accordance with this Article I prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration in respect of his shares, and the Surviving Corporation shall be obligated to pay such Per Share

Merger Consideration, but such holder shall have no greater right against the Surviving Corporation than may be accorded to general creditors under applicable law. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any portion of the funds remaining unclaimed by holders of shares of Stock as of a date which is immediately prior to such time as such portion would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

          (f) Any portion of the funds deposited by Purchaser with the Holding Co. which represents Merger Consideration with respect to Dissenting Shares shall remain with the Surviving Corporation.

          1.11. TAKING NECESSARY ACTION; FURTHER ACTION. Purchaser, IMED Merger Sub and the Participating Stockholders, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such action.


                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES
              CONCERNING PARTICIPATING STOCKHOLDERS

          Each Participating Stockholder, the Holding Co. and the
Operating Co. hereby severally, but not jointly, represent and warrant as follows:

          2.1. OWNERSHIP OF THE PARTICIPATING STOCKHOLDER'S STOCK. Each Participating Stockholder is the owner, beneficially and of record, of the shares of stock of the Holding Co. set forth opposite its name on Schedule 3.3 hereof and there exists no pledge, lien, security interest, encumbrance, claim or equity of any kind with respect to such shares of Participating Stockholder's Stock. Immediately prior to the Effective Time, all of the shares of Class B Common Stock of the Holding Co. held by any person specified on Schedule 3.3 will have been automatically converted, pursuant to the Certificate of Incorporation of the Holding Co., into shares of Class A Common Stock of the Holding Co. No Participating Stockholder is a party to any stockholders agreement, voting trust or other voting or similar agreement with respect to the Stock except as set forth on Schedule 2.1. This Agreement, the Merger and the transactions contemplated herein have been approved by the vote of at least 95% of the combined voting power of the stockholders and by the unanimous vote of the board of directors of the Holding Co. Upon consummation of the Merger in accordance with the terms hereof, Purchaser will be the sole holder of the capital stock of the Surviving Corporation, free and clear of all liens, claims and encumbrances, and no person previously owning any capital stock in the Holding Co., or any Rights with respect thereto, will, thereafter own or have any right to acquire, any of the capital stock of the Surviving Corporation or any Rights with respect thereto (in each case other than solely as a result of actions taken by the Purchaser).

          2.2. AUTHORITY OF PARTICIPATING STOCKHOLDER. Each Participating Stockholder has the full right, capacity, power and authority to enter into this Agreement and the Documents executed and delivered by it and to consummate the transactions contemplated hereby and thereby. Each Participating Stockholder has taken all actions required to authorize the execution and delivery of this Agreement and the Documents executed and delivered by each Participating Stockholder, the performance of the obligations of such Participating Stockholder hereunder and thereunder and the consummation by such Participating Stockholder of the transactions contemplated hereby and thereby. No other proceedings on the part of a Participating Stockholder are necessary to authorize the execution and delivery of this Agreement or the Documents by such Participating Stockholder or the performance by such Participating Stockholder of its obligations hereunder or thereunder. This Agreement and the Documents executed and delivered by it have been duly executed and delivered by each Participating Stockholder and constitute valid and binding obligations enforceable against each Participating Stockholder in accordance with their terms (provided that no representation or warranty is provided hereunder as to the validly binding nature or enforceability of the penultimate sentence of Section 12.12 hereof).

          2.3. PROHIBITIONS. Except as set forth in Schedule 2.3 hereto, neither the execution and delivery of this Agreement or any of the Documents executed and delivered by any Participating Stockholder, the performance by each Participating Stockholder of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provisions of the Certificate of Incorporation, By-Laws or similar governing documents of any Participating Stockholder; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or obligation of any Participating Stockholder or require the payment of any pre-payment or other penalty; (iii) require notice to or the consent of any person, including, without limitation, any party to any agreement, commitment, lease, license or other arrangement, including, without limitation, any right of first refusal or similar right, to which any Participating Stockholder is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of any Participating Stockholder under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Participating Stockholder or its properties is bound or subject.

          2.4. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by any Participating Stockholder in connection with the execution or delivery by a Participating Stockholder of this Agreement or the Documents executed and delivered by it, the performance by a Participating Stockholder of his or its obligations hereunder or thereunder or the consummation by any Participating Stockholder of the transactions contemplated hereby or thereby, other than pursuant to the HSR Act (as defined in Section 6.12 hereof) and as required by the Federal Acquisition Regulations incidental to change of name agreements or novations of existing contracts with the United States government as identified in Schedule 3.1(c) hereto.


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES
                     CONCERNING THE COMPANY

          The Holding Co. and the Operating Co. hereby jointly and severally represent and warrant to Purchaser as follows:

          3.1. DESCRIPTION AND LISTS.  Schedules 3.1(a) through
3.1(p) hereto contain the following information and all such information is true, correct and complete:

          (a) Schedule 3.1(a) sets forth: (i) a list of all interests in real property owned, leased, subleased or otherwise used or claimed by the Company, stating the location of such property; and (ii) a list of the expiration dates of and periodic rental payments with respect to, all such leased real property;

          (b) Schedule 3.1(b) sets forth a list of all Intangible Property (as hereinafter defined in Section 3.11 hereof) including all United States and foreign patents and patent applications, invention disclosures, trademarks, trade names, service marks and copyrights (including any registration or applications for registration of any of the foregoing) or any similar type of proprietary intellectual right used by the Company or in which the Company has an interest, indicating any applications, registrations, or filings associated therewith and indicating whether such Intangible Property is owned or licensed and also stating the expiration dates of the patent or license underlying such Intangible Property;

          (c) Schedule 3.1(c) sets forth (except as may be listed on any other Schedule to this Agreement): (i) a list of each lease agreement to which the Company is a party with respect to personal property which provides for a period of performance which extends beyond twenty-four (24) months from the date of this Agreement or involves any obligation to make payments or right to obtain receipts, after the date of this Agreement, in each case in excess of $250,000; (ii) a list of each contract, agreement, commitment or understanding to which the Company is a party or to which the Company or its properties are or may be bound or subject, relating to any merger, reorganization, bankruptcy proceeding, business acquisition, transaction or transactions for the acquisition of all or any substantial portion of the stock, securities, assets or business of any person or involving the assumption of the liability of any person; (iii) a list of each contract, agreement, commitment or understanding, in each case to which the Company is a party or to which it or the properties of the Company may be bound or subject, which provide for a period of performance which extends beyond December 31, 1997 or involves any obligation to make payments or right to obtain receipts, after the date of this Agreement, in each case in excess of $250,000; and (iv) a list of all contracts, agreements, commitments or understandings not listed in any other Schedule, that is material to the Business or involves any of the following, in each case, to which the Company is a party or to which the Company or its properties are or may be bound or subject: (w) any partnership, joint venture or other similar agreement or arrangement; (x) any agreement relating to the Total Debt; (y) any agreement that limits the freedom of the Company to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets or which would so limit the freedom of the Purchaser or its Affiliates after the Closing or the Combination (as defined below); or (z) any agreement currently in effect (or which may hereafter result in or require any performance, obligation, duty or payment) with or for the benefit of any Participating Stockholder or any Affiliate of any Participating Stockholder (other than the Company) or with or for the benefit of Eli Lilly or its Affiliates.

          (d) Schedule 3.1(d) sets forth a list of: (i) the job title, current annual salary rates and required bonuses of all present officers, employees and agents of the Company having an annual compensation in excess of $150,000 per year (including commissions, benefits and bonuses); and (ii) all employment or compensation agreements with each officer and employee of the Company (including all severance, "stay-put" and similar agreements and all agreements which result in the creation or occurrence of any right, duty or obligation based upon, or as a result of, any change of control of the Company or its assets);

          (e) Schedule 3.1(e) sets forth a list of each agreement, indenture, contract, agreement, commitment, mortgage or other instrument regarding money borrowed or obligations guaranteed by the Company or any letter of credit issued at the request or on behalf of the Company;

          (f) Schedule 3.1(f) sets forth: (i) the name of every bank in which the Company has an account or safe deposit box; (ii) the identifying numbers of all such accounts and safe deposit boxes; and (iii) the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of the Company in any dealings with such banks;

          (g) Schedule 3.1(g) sets forth a list of each of the Company's approved capital expenditure projects (including without limitation, each construction project) involving in excess of $200,000 including: (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced and
(iii) projects which have been completed in respect of which payment has been made, within the past twelve (12) months. For the period from December 31, 1995 through June 30, 1996 the aggregate amount expended for capital expenditure projects has been approximately $11 million;

          (h) Schedule 3.1(h) sets forth an alphabetical list of the ten largest disposables customers (based on annual sales but without disclosing such sales) and the ten largest suppliers to the Company, for the year ended December 31, 1995;

          (i) Schedule 3.1(i) hereto sets forth copies of the Certificate of Incorporation and By-Laws of the Company (or other appropriate constitutional document in its jurisdiction of organization), each as amended;

          (j) Schedule 3.1(j) sets forth a list of all claims for products liability or personal injury due to, resulting from or associated with, any product manufactured or supplied in connection with the Business, now pending against the Company or which have been pending against the Company or any of its predecessors, at any time during the past three (3) years;

          (k) Schedule 3.1(k) sets forth a list of the names of all persons holding powers of attorney from the Company or authorized to act as agents for the Company;

          (l) Schedule 3.1(l) sets forth a list of all policies of fire, liability, title, products liability and other forms of insurance held by the Company and all binders of insurance and all programs of self insurance which relate to the Company, together with a list and brief description of all claims of the Company which have been submitted to any insurer but have not been finally disposed of;

          (m) Schedule 3.1(m) sets forth the forms of the Company's product warranties that are currently applicable to products sold by the Company or in respect of which the Company is obligated;

          (n)  Schedule 3.1(n) sets forth a list of all Approvals
(as defined in Section 3.21 hereof) (provided that, with respect to matters related to Environmental Laws the same may be listed on
Schedule 3.13);

          (o) Schedule 3.1(o) sets forth a list of all agreements, contracts or understandings related to the distribution of any products or services by the Company; and

          (p) Schedule 3.1(p) sets forth a list of each contract to which the Company is obligated to supply or service any of the Signature Products (as defined herein) (including all warranties with respect thereto).

          The Company has made available to the Purchaser true, correct and complete copies of all documents, contracts, instruments and agreements which are referred to in Schedules
3.1(a) through 3.1(p) and all amendments, modifications, supplements or renewals with respect thereto.

          3.2. CORPORATE ORGANIZATION; AUTHORITY.

          (a) Each of the Holding Co. and the Operating Co. is duly organized, validly existing and in good standing under the laws of the State of Delaware and each person included in the Company (other than the Holding Co. and the Operating Co.) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified on Schedule 3.4 hereof. The Company has full corporate power and all lawful authority to own, lease and operate its properties and to carry on its Business as such business is now being conducted. Each of the Holding Co. and the Operating Co. is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 3.2 hereto and each person included in the Company (other than the Holding Co. and the Operating Co.) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction set forth opposite its name on Schedule 3.4 hereto (together with the jurisdiction in which each such person is organized, the "Disclosed Jurisdictions") and such listed jurisdictions constitute all those in which its ownership of property or the conduct of its business requires such qualification.

          (b) The Holding Co. and the Operating Co. have full corporate power and authority to enter into this Agreement and the Documents executed and delivered by the Holding Co. and the Operating Co. and to consummate the transactions contemplated hereby and thereby. The Board of Directors and stockholders of the Holding Co. and the Operating Co. have taken all actions required to authorize the execution and delivery of this Agreement and the Documents executed and delivered by the Holding Co. and the Operating Co., the performance of the obligations of the Holding Co. and the Operating Co. hereunder and thereunder and the consummation by the Holding Co. and the Operating Co. of the transactions contemplated hereby and thereby, including, without limitation, the Merger (which has been approved by the vote of at least 95% of the combined voting power of the stockholders and the unanimous vote of the board of directors, of the Holding Co.). No other corporate proceedings on the part of the Holding Co. or the Operating Co. are necessary to authorize the execution and delivery of this Agreement or the Documents executed and delivered by the

Holding Co. and the Operating Co. or the performance by the Holding Co. or the Operating Co. of their respective obligations hereunder or thereunder, including, without limitation, the Merger. This Agreement is and each Document executed and delivered by the Holding Co. and the Operating Co. will be a valid and binding agreement of the Holding Co. and the Operating Co., enforceable against the Holding Co. and the Operating Co. in accordance with its terms (provided that no representation or warranty is provided hereunder as to the validly binding nature or enforceability of the penultimate sentence of Section 12.12 hereof)

          3.3. CAPITALIZATION. The authorized capital stock of the Holding Co. consists of 60 million shares and 20 million shares of Class A Common Stock and Class B Common Stock, respectively, of which 20,008,877 shares and 19,654,744 shares are issued and outstanding, all of which are validly issued, fully paid (except with respect to a promissory note in the amount of $6,000) and non-assessable and not subject to preemptive rights. As of the date hereof: (x) 3,208,567 shares of Class A Common Stock and 345,256 shares of Class B Common Stock are reserved for issuance pursuant to options granted and outstanding under the Benefit Plans; and (y) no shares of the Company is capital stock are held by the Holding Co. in its treasury or by its wholly owned Subsidiaries. Set forth on Schedule 3.3 is a true and complete list of the names and last known addresses of the record holders of each outstanding share of the Stock and the number of shares of Stock held by such record holders. Set forth on Schedule 3.3 hereto is a true and complete list of all Rights with respect to the capital stock of the Holding Co., including, without limitation, all options granted pursuant to any of the Benefit Plans which are outstanding, the number of shares of Stock for which such options are exercisable, the option exercise price and the identity and the last known address of the optionee. The Stock listed on Schedule 3.3 constitutes all of the issued and outstanding securities of the Holding Co. Schedule 3.3 hereto lists the authorized, the issued and the outstanding capital stock of the Company (all of the outstanding shares of which are owned by the Company). All shares of the Subsidiary Stock are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.3 hereto, there are no agreements or understandings with respect to the voting of the Stock or the Subsidiary Stock. There are no existing Rights relating to the authorized Stock or the Subsidiary Stock or any other security of the Company except as set forth in Schedule 3.3 hereto. There are no shares of Stock held in the treasury of the Holding Co. or Operating Co.

          3.4. SUBSIDIARIES. Except as set forth on Schedules 3.2 and 3.4 (which schedule sets forth the names and jurisdiction of organization and qualification of each such person) neither the Holding Co. nor the Operating Co. has, or has any right or obligation to acquire, any subsidiary or any interest, direct or indirect in any person or business. The Operating Co. is the direct or indirect beneficial owner of 100% of the Subsidiary Stock or other interests in each person (other than the Holding Co. and the Operating Co.) included within the Company and all Rights of, or in respect of the securities of, any such person.

          3.5. NO VIOLATION. Except as set forth in Schedule 3.5 hereto, neither: (a) the Merger; (b) the Combination; (c) the payment of the Total Debt as contemplated herein; (d) the execution and delivery of this Agreement or any of the Documents executed and delivered by the Holding Co. or the Operating Co.; (e) the performance by the Holding Co. or the Operating Co. of its obligations hereunder and thereunder; nor (f) the consummation of the transactions contemplated hereby or thereby will: (i) violate any provisions of the Certificate of Incorporation or By-Laws of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement, instrument or obligation of the Company or require the payment of any pre-payment or other penalty with respect to, or otherwise result in the creation or occurrence of any right, duty or obligation based upon or as a result of any change of control of the Company or its assets, under any debt, contract, agreement, instrument or obligation except as set forth in Section 2.4; (iii) require notice to or the consent of any party to any agreement or commitment, including without limitation, any lease or license, to which the Company is a party, or by which it or its properties is bound or subject or permit any such party to renegotiate, receive a refund with respect to, modify or otherwise change any agreement or commitment except as set forth in Section 2.4; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject.

          3.6. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except as set forth on Schedule 3.6, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution or delivery by the Holding Co. or the Operating Co. of this Agreement or any of the Documents executed and delivered by the Holding Co. or the Operating Co., the performance by the Holding Co. or the Operating Co. of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the Combination, other than pursuant to the HSR Act and the filing of the Certificate of Merger and as required by the Federal Acquisition Regulations incidental to change of name agreements or novations of existing contracts with the United States government as identified in Schedule 3.1(c) hereto.

          3.7. FINANCIAL STATEMENTS OF THE OPERATING CO. The Operating Co. has delivered to Purchaser accurate and complete copies of: (i) the Operating Co.'s audited consolidated balance sheet as of December 31, 1994 and 1995 (such balance sheet as of December 31, 1995 ("Balance Sheet Date") being referred to herein as the "Balance Sheet") and the related consolidated statements of operations, cash flows and shareholders equity position for the years ended December 31, 1993, 1994 and 1995, and the notes thereto, in each case examined by and accompanied by reports thereon by Price Waterhouse LLP, independent accountants or Ernst
& Young LLP with respect to the year ended December 31, 1993; and
(ii) the unaudited balance sheets of the Company at March 31, 1996 and June 30, 1996 and the related statements of operations, cash flows and shareholders equity position for the periods then ended. The Operating Co. has delivered to Purchaser accurate and complete copies of: (x) the Holding Co.'s audited consolidated balance sheet as of December 31, 1995 and the related consolidated statements of operations, cash flows and shareholders' equity position for the year ended December 31, 1995, and the notes thereto, in each case examined by and accompanied by a report thereon by Price Waterhouse LLP, independent accountants; and (y) the unaudited balance sheet of the Holding Co. at March 31, 1996 and June 30, 1996 and the related statements of operations, cash flows and shareholders' equity position for the three month and six month periods then ended (the statements referred to in clauses
(i), (ii), (x) and (y) above, together with all notes thereto are referred to collectively as the "Financial Statements"). The unaudited consolidated financial statements of the Operating Co. and the Holding Co. for the three month period ended March 31, 1996 and the six month period ended June 30, 1996 referred to in clauses
(ii) and (y) above have been prepared in accordance with GAAP for interim financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the period presented. The Financial Statements referred to in clauses (i) and (x) above present fairly the financial position of the Operating Co. and the Holding Co., respectively, at the dates thereof and the results of its operations, cash flows and the changes in shareholders' equity of the Operating Co. and the Holding Co., respectively, as of the respective dates and for the respective periods indicated, in accordance with GAAP applied on a consistent basis. Attached to
Schedule 3.7 is a special purpose balance sheet (the "Special Purpose Balance Sheet (1995)") (absent footnotes), prepared in accordance with GAAP, setting forth the financial position of the Holding Co. as of December 31, 1995 and a statement of its operations (the "Special Purpose Statement of Operations (1995)") prepared in accordance with GAAP for the year ended December 31, 1995, in each case as if River was not, at such time or during such period, part of the Company and the same fairly presents the financial position and operations of the Holding Co. as of such date and for such period as if such event had taken place.
Attached to Schedule 3.7 is a special purpose balance sheet of the Holding Co. (the "Special Purpose Balance Sheet (1996)") (absent footnotes), prepared in accordance with GAAP setting forth the financial position of the Company as of June 30, 1996 and a special purpose statement of operations of the Holding Co. (the "Special Purpose Statement of Operations (1996)") prepared in accordance with GAAP (absent footnotes), setting forth the operations of the Holding Co. for the six month period ended June 30, 1996, in each case as if River was not, at such time or during such period, part of the Company and the same fairly presents the financial position and the operations of the Holding Co. as of such date and for such period, as if such event had taken place. True and complete copies with all documents described in this Section 3.7 are attached to
Schedule 3.7.

          There are no liabilities of the Company or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

          (i) liabilities provided for on the Balance Sheet or disclosed in the notes thereto;

         (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business; and

        (iii) liabilities disclosed on Schedule 3.7, Schedule 3.7A and Schedule 3.7B.

          The Company has estimated that the amount set forth on
Part I of Schedule 3.7A is the amount necessary to complete the Signature Recall and to pay all appeasement payments which the Company is currently obligated to pay to customers with respect to the Signature Product and that the amount set forth on Part II of
Schedule 3.7A is the amount necessary to make any other payments or satisfy any other concessions granted to customers with respect to the Signature Product after the date of the sale or lease thereof (collectively, the "Signature Recall Obligations"). Such amounts are adequate to satisfy the Signature Recall Obligations.

          The Company has estimated that the amount set forth on
Part I of Schedule 3.7B is the amount necessary to complete the Welmed Safety Alert and to pay all appeasement payments, if any, which the Company is currently obligated to pay to customers with respect to the Welmed Product and that the amount set forth on Part II of Schedule 3.7B is the amount necessary to make any payment or satisfy any concession granted to customers with respect to the Welmed Product after the date of the sale or lease thereof (collectively, the "Welmed Safety Alert Obligations"). Such amounts are adequate to satisfy the Welmed Safety Alert Obligations.

          3.8. CONTRACTUAL ARRANGEMENTS WITH STOCKHOLDERS, OFFICERS OR EMPLOYEES. Except as set forth in Schedule 3.8, the Company does not, directly or indirectly, have any contractual arrangement with or commitment or obligation to or from any of its stockholders, officers, directors or employees or with Eli Lilly, except as disclosed in Schedules 3.1(c) and 3.1(d) hereto. Without limiting the generality of the foregoing, except as set forth in
Schedule 3.8, no stockholder, officer, director or employee of the Company or of Eli Lilly (other than the Company) is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any property, real or personal, tangible or intangible, owned or used, by the Company and no such person is, directly or indirectly, a lender to or debtor of the Company.

          3.9. ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 3.9 hereto, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course and in a manner consistent with past practice and there has not been any change or any event, occurrence, development or fact that alone or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect (as defined hereinafter) other than as set forth in Schedule 3.9. For purposes of this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), results of operations, business, or assets of the Company or the Business taken as a whole (other than as a result of changes in general economic or political conditions generally or in general economic or political conditions applicable to the health care industry generally). In addition, and without limiting the foregoing, except as set forth on Schedule 3.9, and except as contemplated by this Agreement, the Company has not done any of the following since the Balance Sheet Date:

          (i)  amended its Certificate of Incorporation or By-Laws;

         (ii) declared or paid any dividend or made any other distributions to its stockholders;

        (iii) redeemed or otherwise acquired any Stock or issued any capital stock or any Right, or amended any term of any Stock;

         (iv) adopted or amended any Benefit Plans (as hereinafter defined) or collective bargaining agreement that would increase materially the expense of maintaining such Benefit
     Plans or collectively bargained agreement;

          (v) made or granted to any executive officer, director or employee any increase in compensation or benefits, except as may be required under existing agreements, or in the ordinary course of business consistent with past practice or granted or otherwise become obligated to pay (whether on the occurrence of any future event or otherwise) any severance or termination pay to any officer, director or employee of the Company;

         (vi) incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness;

        (vii) permitted, allowed or suffered any of its assets to be subject to any Encumbrance, other than Permitted Liens (as such terms are defined below);

       (viii) paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with any Participating
     Stockholder or any Affiliates thereof (other than the Company);

         (ix) made any change in any accounting practice or policy (other than those changes occurring after the date hereof as required by GAAP);

          (x) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

         (xi) sold, leased, or otherwise transferred or disposed of, or agreed to sell, lease or otherwise dispose of, any of its assets (or group of related assets) (other than inventory or raw materials sold or otherwise disposed of in the ordinary course of business in a manner consistent with past practice) for: (A) a sales price in excess of $250,000 in any particular transaction; or (B) in the aggregate, in an amount in excess of approximately $3 million through June 30, 1996;

        (xii) suffered any condemnation, damage, destruction or loss (by destruction, theft or otherwise) of or to any of the Company's assets or properties of a nature that would interfere with the ordinary conduct of the Company's business or that involves in excess of $250,000 in the aggregate (whether or not covered by insurance); or

       (xiii)  agreed to any of the foregoing.

          3.10.      TITLE TO PROPERTY; LEASES; ENCUMBRANCES.

          (a) TITLE TO PROPERTY. Except as set forth on Schedule 3.10, the Company has good and valid title to all assets (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired, except for those since sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, deeds of trust, liens, claims, pledges, leases, subleases, rights of occupancy, covenants, conditional limitations, security interests, encumbrances, easements, judgments or imperfections of title of any nature whatsoever ("Encumbrances") except Permitted Liens (as hereinafter defined).

          (b) TITLE TO REAL PROPERTY Item 1 on Schedule 3.1(a) under the caption "Real Property Owned" sets forth a complete list as of the date of this Agreement of all real property and interests in real property owned in fee by the Company (the "Owned Real Property"), and the items on Schedule 3.1(a) under the caption "Real Property Leased" constitutes a complete list of all real property and interests in real property leased by the Company (the "Leased Real Property"). Except as set forth on Schedule 3.10, the Company has good and valid title to the Owned Real Property and valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances except Permitted Liens.

          (c) STATUS OF LEASES. All leases of real property or personal property disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section are valid, binding and enforceable in accordance with their respective terms, and neither the Company nor any other party thereto is in default or breach in any respect under the terms of any such lease, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

          (d) ASSETS. Except as set forth on Schedule 3.10(d), the plants, buildings, structures and equipment of the Company are substantially free of defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are substantially suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

          (e) PERMITTED LIENS. As used in this Agreement "Permitted Liens" shall mean (i) any Encumbrances disclosed on the Balance Sheet or on Schedule 3.10; (ii) liens for Taxes which are not yet due and payable or which are being contested by the Company in good faith and, with respect to which have adequately been provided for by the Company on its financial statements (whether or not required to be disclosed under GAAP), (iii) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits; (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising out of or incurred in the ordinary course of business; (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;
(vi) liens created by or existing from any litigation or legal proceeding that is being contested by the Company and (vii) (with respect to real property and interests therein) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted, and (viii) extensions, renewals or replacements of any lien for money borrowed by the Company, provided that the amount of the obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

          3.11. PATENTS, TRADEMARKS, TRADE NAMES. Except as set forth in Schedule 3.11 hereto: (i) the Company is the sole owner of or has the full, exclusive right to use, for the life of the proprietary right, all patents, trademarks, service marks, trade names (whether registered or unregistered), copyrights and confidential information and has the non-exclusive right to use any non-confidential information (including, without limitation, know-how, processes and technology) used in or necessary for the conduct of the Business as heretofore conducted (the "Intangible

Property"); and (ii) the use of such Intangible Property by the Company, and the conduct of the Business, does not infringe on the rights of any other person and neither any Participating Stockholder nor the Company has received any notice of any conflict between the asserted rights of others with respect to such Intangible Property owned or licensed by the Company. Except as set forth on Schedule 3.11, the Company has not, since December 31, 1994, been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim of infringement by the Company of any patents, trademarks, intellectual property, service marks or copyrights of others, and neither any Participating Stockholder nor the Company has any knowledge of any other claim or infringement by the Company, and there exists no continuing infringement by any other person of any Intangible Property. Except as set forth on Schedule 3.11, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, intellectual property, service mark or copyright. None of the material processes and formulae, research and development results and other know-how relating to the Business, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed to any person other than employees, representatives and agents of the Company, all of whom are bound by written confidentiality agreements listed on Schedule 3.11 hereof.

          3.12.      LITIGATION; COMPLIANCE WITH LAWS.

          (a) Except as set forth in Schedule 3.12 hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of any Participating Stockholder or the Company, threatened, against or involving the Company or its assets (whether or not covered by insurance) (except for matters relating to Environmental Law). There exists no basis for the commencement of any action, proceeding or investigation against the Company.
Except as set forth on Schedule 3.12, there is no outstanding judgment, order, writ, injunction or decree against the Company or related to its assets (including, without limitation, any Intangible Property).

          (b) There is no action, suit, investigation or proceeding pending against, or to the knowledge of any Participating Stockholder or the Company threatened against or affecting, the Company before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          (c) Except as set forth on Schedule 3.12 (or, with respect to matters related to Environmental Law, Schedule 3.13), the Company has complied and is in compliance with all applicable laws, statutes, rules, regulations, ordinances, orders, judgments and decrees, local, federal, state, domestic or foreign (including, without limitation, applicable insurance requirements, requirements of any Board of Fire Underwriters or similar body, building, zoning, occupational safety and health, pension, fair employment, equal opportunity, safety, health, procurement, reimbursement, consumer protection or similar laws, rules, regulations and ordinances). No notice has been received by the Company or any Participating Stockholder, and neither the Company nor Participating Stockholder has knowledge of any notice being given, with respect to any violation of any such legal requirements.
There is no action or proceeding by the U.S. Food and Drug Administration (the "FDA"), the Health Care Financing Agency or other agency or part of the U.S. Department of Health & Human Services or any other governmental body, including, but not limited to, recall procedures, pending or, to any Participating Stockholder's or the Company's knowledge, threatened against any Participating Stockholder or the Company relating to the safety or efficacy of or use or charges for any of its products developed or sold in connection with the Business.

          3.13.      ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.13 hereto:

          (a) No litigation, suits, claims, proceedings or investigations or private or governmental enforcement actions or orders are pending, or, to any Participating Stockholder's or the Company's knowledge, threatened against any Participating Stockholder, the Company or any of their respective Affiliates with respect to any Hazardous Material (as hereinafter defined) or applicable Environmental Law (as hereinafter defined) (in the case of Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business).

          (b) Neither any Participating Stockholder, the Company, nor any of their respective Affiliates has received any written notice, notification, demand, request for information, complaint or order from any governmental authority or other person with respect to any: (i) claims or potential violations by the Company or any of their respective Affiliates of (or liability under) any Environmental Law; (ii) alleged failure by the Company or its Affiliates to have any environmental permit; (iii) Regulated Environmental Activity (as hereinafter defined) engaged in by the Company or its Affiliates; or (iv) Release (as hereinafter defined) of Hazardous Material at any property now or previously owned, leased or operated by the Company or its Affiliates (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business).

          (c) Other than activity in compliance with all applicable Environmental Laws the Company has not engaged in any Regulated Environmental Activity.

          (d) No polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-contained material or underground or above ground storage tank (active or abandoned) is or, has been present at any property now or previously owned, leased or operated by the Company or any of its Affiliates (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business).

          (e) No Hazardous Material has been Released (as hereinafter defined) (and no notification of such Release has been filed or made) or is present (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased, or operated by Participating Stockholders, the Company or any of their respective Affiliates (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with receipt to the Business).

          (f) No property now or previously owned, leased or operated by the Company or any of its Affiliates, nor any property to which the Company or any of its Affiliates has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business), that is listed or, to the Company's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

          (g) There are no liens under Environmental Laws on any of the real property or other assets owned, leased or operated by the Company or any of its Affiliates (in the case of any Participating Stockholder and its Affiliates, solely with respect to the Business), no government actions have been taken or are, to the Company's knowledge, in process which could subject any of such properties or assets to such liens and neither Participating Stockholder, the Company nor any of their respective Affiliates (in the case of Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business) would be required to place any notice or restriction related to Hazardous Materials at any property owned by any of them in any deed to such property.

          (h) There are no environmental permits required for the operation of the Business that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby including, without limitation, the Combination.

          (i) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Affiliates (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business), or any property or facility now or previously owned or leased by any Participating Stockholder, the Company or any of their respective Affiliates (in the case of any Participating Stockholder and its Affiliates other than the Company and its subsidiaries, solely with respect to the Business), other than those listed on Schedule 3.13 hereof, copies of which have been delivered to Purchaser.

          (j)  For purposes of this Section 3.13, the terms
"Company" and "Affiliate" shall include any entity which is, in whole or in part, a predecessor of the Company or any of Affiliates.

          "Environmental Law" means any and all federal, state, local and foreign statutes, laws, rules, regulations, judicial decision, ordinances, judgments and permits relating to the environment, the effect of the environment on human health, or Hazardous Materials;

          "Hazardous Material" means any material, substance, waste, pollutant or other matter that is defined as a hazardous material, hazardous substance, hazardous waste, toxic material, toxic substance or other term having a similar meaning under applicable law or is otherwise subject to regulation, elimination, abatement, removal, remediation or clean-up under applicable law.

          "Regulated Environmental Activity" means any emission generation, treatment, storage, recycling, discharge, transportation or disposal of any Hazardous Material.

          "Release" means any discharge, emission or release, including, but not limited to, a Release as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" has a corresponding meaning.

          3.14.      TAX MATTERS.

          (a) The following terms, as used herein, have the following meanings throughout this Agreement:

          "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign law).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Tax Lien" or "Tax Liens" means any mortgage, pledge, lien, encumbrance, charge, or other security interest for Taxes, other than a lien of the type described in Section 3.10(e)(ii).

          "Tax" or "Taxes" means any United States Federal, state, local or foreign tax, levy, imposition, deduction, charge, withholding, premium, custom, duty or other governmental fee or like assessment or charge of any kind whatsoever including (without limitation) net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp and stamp duty reserve, capital stock, occupation, property, environmental or windfall profit tax, or customs duty registration, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax on the Company.

          "Tax Return" or "Tax Returns" means any United States Federal, state, local and foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

          "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company.

          (b) Holding Co. is the common parent of an Affiliated Group of corporations which includes Operating Co. and all other direct and indirect subsidiaries of Holding Co. ("Consolidated Subsidiaries") which are eligible to be included in a consolidated return with Holding Co., and with respect to which Holding Co. files consolidated United States Federal income Tax Returns. All Tax Returns that were or will be required to be filed by, or with respect to, the Company on or before the Closing Date have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Taxing Authority. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete. All such Tax Returns that are filed after the date hereof through the Closing Date will be true, correct and complete when filed. In addition, all documents which are required to be stamped and which are in the possession of the Company or by virtue of which the Company has any right have been duly stamped.

          (c) Except as set forth on Schedule 3.14(c) there is no action, dispute, suit, proceeding, investigation, assessment, audit or claim now pending against, or with respect to, the Company in respect of any Tax nor is any action, dispute, suit, procedure, investigation, assessment, audit or claim for additional Tax expected by any Participating Stockholder, the Company or any of their respective Affiliates to be asserted by any Taxing Authority. Except as provided on Schedule 3.14(c), no Taxing Authority has proposed any adjustment with respect to any action, dispute, suit, proceeding, investigation, assessment, audit or claim described on
Schedule 3.14(c) pursuant to the preceding sentence. All deficiencies proposed (plus any interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the Company have been paid or, as described in
Schedule 3.14(c), are being contested in good faith by appropriate proceedings. Except as set forth in Schedule 3.14(c), there are no outstanding waivers or extensions of any statute of limitations relating to either the filing of any Tax Return or the payment of any Tax for which the Company may be liable and no Taxing Authority has either formally or informally requested such a waiver or extension.

          (d) All Taxes due and payable on or before the Closing Date that are either (i) required to be shown on any Tax Return filed by, or with respect to, the Company or (ii) which were not required to be shown on any Tax Return but which were or will be required to be paid by or with respect to the Company, have been or will be timely paid on or before the Closing Date, except such Taxes, if any, as are set forth on Schedule 3.14(d), that are being contested in good faith. All Taxes that the Company was or will be required by law to withhold or collect have been (in the case of those that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those that were already required to be paid) or will be paid to the appropriate Taxing Authority. There are no Tax Liens, and will be no Tax Liens on the Closing Date, with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company. Except as provided on Schedule 3.14(d), any liability of the Company for Taxes not yet due and payable and for Taxes being contested by the Company in good faith has adequately been provided for by the Company on its Financial Statements (whether or not required to be disclosed under GAAP).

          (e) Except as set forth on Schedule 3.14(e), the Company has never been included in a consolidated, combined or unitary income Tax Return.

          (f) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired (or to be acquired) by the Company.

          (g) No property owned by the Company is property that Purchaser or the Company will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

          (h)  The Company is not subject to an adjustment under
Section 481 of the Code or has been required by, or has requested or received the permission of, any Taxing Authority to change its method of accounting.

          (i) Except as set forth on Schedule 3.14(i), the Participating Stockholders are not foreign persons within the meaning of Section 1445 of the Code.

          (j) The Company is not and has not been a United States real property holding corporation within the meaning of Section
897(c)(2) of the Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code.

          (k) Except as disclosed on Schedule 3.14(k), the Company does not have in effect any tax elections for Federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code.

          (l) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or the Company by reason of Sections 162(m) or 280G of the Code or as excessive or unreasonable compensation.

          (m) The Company is not a party (other than as an investor) to any industrial development bond.

          (n) Except as provided on Schedule 3.14(n), during the previous two years the Company has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

          (o) No claim has ever been made by any Taxing Authority in any jurisdiction in which no Tax Return is filed by, or with respect to, the Company that the Company may be subject to taxation by that jurisdiction.

          (p) Except as set forth on Schedule 3.14(p) the Company is not and has never been a party to any tax sharing or similar agreement or arrangement.

          (q) Schedule 3.14(q) hereto sets forth, as of January 1, 1996, for United States Federal, state, local and foreign income tax purposes the Participating Stockholders and the Company's good faith determination, based on the best data available to them, of the liabilities of the Company, and the adjusted basis (or, where applicable, the excess loss account) of (i) the assets of the Company and (ii) the shares of stock of any person referred to in
Section 3.4 (and any schedule provided pursuant thereto). Schedule 3.14(q) hereto sets forth, as of January 1, 1996, for United States Federal income Tax purposes, and where applicable, for state, local and foreign income Tax purposes the Participating Stockholders' and the Company's good faith determination, based on the best data available to them, of the net operating losses, capital losses and credits, including any carryovers thereof, of the Company. Except as described on Schedule 3.14(q) and except as a result of the transactions contemplated by the Agreement, the Company does not have any net operating loss carryover, capital loss carryover or credit carryover which (i) in the case of a net operating loss carryover, is subject to restriction under Section 382 of the Code (or any similar provision under state, local or foreign law), (ii) in the case of a net capital loss carryover and credit carryover, is subject to restriction under Section 383 of the Code (or any similar provision under state, local or foreign law), or (iii) in the case of either a net operating loss carryover, capital loss carryover or credit carryover, arose in a separate return limitation year.

          (r) The Participating Stockholders have provided or caused the Company to provide Purchaser with copies of: (i) all Tax Returns of the Company and all pro forma income Tax Returns of the Company set forth on Schedule 3.14(r) hereto; (ii) any notices, protests, or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company; (iii) any elections or disclosure of any controversial positions filed by or on behalf of the Company with any Taxing Authority (whether or not filed with any Tax Return); (iv) any letter rulings, determination letters or similar documents issued by any Taxing Authority with respect to the Company; and (v) any tax sharing agreement or similar agreement to which the Company is or has been a party.

          (s) Except as set forth on Schedule 3.14(s), the Company does not have any liability (whether contingent or otherwise) for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any successor provision thereto or any similar provision under state, local or foreign law); (ii) as a successor or transferee or (iii) by contract (whether written or unwritten).

          (t) Operating Co. was acquired from Lilly in a "qualified stock purchase" as defined in Section 338 of the Code and the Treasury Regulations promulgated thereunder and in connection with such acquisition, an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder as well as corresponding elections under state, local or foreign law, were made and such elections are valid and effective.
Schedule 3.14(t) sets forth the elections corresponding to Section 338(h)(10) of the Code that were made, or treated as having been made under applicable law, with respect to the acquisition described in the previous sentence for purposes of state, local and foreign law.

          (u) Except as set forth on Schedule 3.14(u), the Company has no obligation or liability, fixed or unfixed, contingent or otherwise, attributable to the Section 338 Election Tax Liability (as defined in the Stock Purchase Agreement dated as of November 21, 1994 between Eli Lilly & Company and River Acquisition Corporation, DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc. and River Medical, Inc.) (the "1994 Stock Purchase Agreement").

          (v) Each United Kingdom ("UK") resident Company is registered for the purposes of the Value Added Tax Act 1994 ("VATA 1994") and has made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due. In addition, no UK resident Company is under any obligation to make any future payment which will be prevented from being deductible for corporation tax purposes by reason of any statutory provision other than Section 74(f) Income and Corporation Taxes Act 1988 (Capital).

          (w) The Company has no gains or losses that have been deferred under the United States federal consolidated return regulations, and no losses that have been deferred under Section 267 of the Code. In addition, no UK resident Company has acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as that UK resident Company for the purposes of any Tax within the last six years.

          (x) No UK resident Company is a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is different than the market value of that asset, services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services.

          3.15.      BENEFIT PLANS.

          (a) Schedule 3.15(a) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), employment, consulting, severance or similar contracts, arrangements or policies and each plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, sick leave, cafeteria or flexible spending, dependent care, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, post-retirement benefits or other forms of incentive compensation or benefits, social security and other employee fringe benefit plans, domestic and foreign, entered into or maintained (or required to be maintained under any governmental law or regulation), or contributed to, by the Company for the benefit of its respective employees or former employees (in the aggregate the "Employees"), or with respect to which the Company has, or may have, any liability (all of the foregoing being herein called "Benefit Plans").

          (b) The Company has furnished Purchaser copies of all such Benefit Plans (and, if applicable, related trust agreements and insurance contracts) and all amendments thereto and written interpretations thereof together with, where applicable, (i) a summary plan description, (ii) the most recent annual report prepared in connection with any such Benefit Plan (Form 5500 including, if applicable, Schedule B thereto), (iii) the most recent IRS Form 990, (iv) the most recent actuarial valuation report prepared in connection with any such Benefit Plan, and (v) the premium expenses and claims experience for each Benefit Plan which is a welfare benefit plan for the period from January 1, 1995 to the last day of the month preceding the date hereof.

          (c) Except as set forth in Schedule 3.15(c) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (as hereinafter defined) has been so qualified during the period from its adoption to date and has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that would adversely affect such qualification; each trust created under any such Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt during the period from creation to date.
The Participating Stockholder has provided Purchaser with the most recent determination letters of the Internal Revenue Service relating to each such Benefit Plan. Each Benefit Plan outside of the United States which is intended to be tax qualified has received all relevant approvals or exemptions in the jurisdiction in which it is maintained. Each Benefit Plan is and has been in compliance, in form and operation, with all applicable laws and has been administered in all respects in accordance with its terms and ERISA, the Code or any other applicable statute, order or governmental rule or regulation. There are no investigations by any governmental authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings pending or to the knowledge of any Participating Stockholder or the Company, threatened against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability on the part of the Company. No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

          (d) The Company does not currently maintain, sponsor, or contribute to (nor is it required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or any similar plan maintained outside of the United States, whether or not terminated, currently or formerly maintained or contributed to by the Company or any entity which was at any time treated as a single employer, determined under Section 414(b), (c), (m) or (o) of the Code, with the Company, no liability currently exists and no event has occurred and no condition exists, which could subject the Company, or Purchaser directly or indirectly (through an indemnification agreement or otherwise) to any liability, including, without limitation, any liability under Title IV of ERISA or Section 412, 4971, 4975 or 4980B of the Code. Neither the Participating Stockholders nor the Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

          (e) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been
(i) accounted for by reserves (if required by GAAP) or (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP, in the consolidated financial statements of the Company.

          (f) Neither the Company, nor any of its affiliates nor any Participating Stockholder has any current or projected liability in respect of post-employment or post-retirement welfare benefits for Employees or other persons, except as required to avoid excise tax under Section 4980B of the Code.

          (g) Neither any Participating Stockholder nor the Company nor any trustee, administrator or other fiduciary of any Benefit Plan has engaged in any transaction or acted or failed to act in a manner which could subject the Company to any liability for breach of fiduciary duty under any applicable governmental law or regulation.

          (h) Except as set forth on Schedule 3.15(h), there is no contract, agreement, plan or arrangement, covering any Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

          (i) No tax under Section 4980B of the Code has been incurred in respect of any Benefit Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (j) Except as set forth on Schedule 3.15(j) or as provided in Section 6.21 hereof, no Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit of such type as a result of the transactions contemplated hereby.

          (k) From and after the Closing Date, if and to the extent the Company or any of its Affiliates assumes or succeeds to any obligation under any Benefit Plan, the Company or its Affiliates will get the full benefit of any funds, accruals or reserves in connection therewith.

          3.16.      LABOR MATTERS.  Except as set forth on
Schedule 3.12, since December 31, 1994, the Company has not experienced any labor disputes or any work stoppages due to labor disagreements and there is no such dispute or work stoppage threatened against the Company. No employee of the Company is represented by any union or collective bargaining agent and to the best knowledge of Participating Stockholders and the Company, there has been no union organizational effort in respect of any employees of the Company since December 31, 1994. There are no pending or, to the best knowledge of Participating Stockholder's and the Company, threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or Governmental Entity against the Company with respect to any violation or alleged violation of any applicable federal, state or local laws, rules or regulations (i) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age, or (ii) relating to employment or labor, including, without limitation, those related to immigration, wages, hours or plant closing.

          3.17. PURCHASE AND SALE COMMITMENTS. Except as provided on Schedule 3.17, none of the customers or suppliers listed in Schedule 3.1(h) has given any written notification that any such person will cease to continue its relationship with the Company or will substantially reduce the extent of such relationship.

          3.18. INSURANCE. The Company has furnished to the Purchaser on Schedule 3.1(l) a list of, and true and complete copies of, all currently effective insurance policies relating to the Business. Such policies or insurance (or other policies providing substantially similar insurance coverage) have been in effect since December 30, 1994 and remain in full force and effect. All premiums payable under all such policies and bonds have been paid timely and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Neither the Company nor any Participating Stockholder has received any notice of any claims by the Company against any policies of insurance owned by the Company, as to which any insurer is denying liability or defending under any reservation of rights clause. The Company has not received any notice of cancellation, non-renewal or termination in respect of any of the insurance policies listed on
Schedule 3.1(l) hereto.

          3.19.      CONTRACTS.  Except as set forth on Schedule
3.19 hereto, all of the contracts, agreements, indentures, instruments, plans, leases, policies and licenses (collectively, "Contracts") to which the Company is a party or by which it or any of its properties or assets may be bound or subject, are legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms, are in full force and effect, and: (i) neither the Company nor, to the knowledge of any Participating Stockholder or the Company, any other party thereto is in default or breach under the terms of any such contract, nor, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder; and (ii) there is no claimed or purported or alleged breach or default of any obligation to be performed on the part of the Company thereunder or of any other party thereto.

          3.20. FINDERS AND INVESTMENT BANKERS. Except for any fee paid by the Company to DLJ or any of its Affiliates prior to Closing as set forth on Schedule 3.20 hereof, neither Participating Stockholders nor the Company nor any of their Affiliates have employed any broker, finder, investment banker or financial advisor as to whom Purchaser or the Company has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commissions or for any finders', investment banking or financial advisory fees for which the Purchaser or the Company may be responsible, in connection with the transactions contemplated hereby.

          3.21. LICENSES, PERMITS AND AUTHORIZATIONS. The Company has obtained all approvals, authorizations, consents, clearances, licenses, franchises, orders or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary to the operation of its Business as presently conducted including, without limitation, the construction, alteration, operation, use or occupancy of the Owned Real Property or any part thereof, the Leased Real Property or the premises demised thereunder, or any improvements thereon. Such Approvals are in full force and effect and in good standing. The Company is not in default under any Approval and there exists no basis for the termination, suspension or revocation of any of such Approvals. Except as set forth on Schedule 3.21 hereof and as required by the Federal Acquisition Regulations incidental to change of name agreements or novations of existing contracts with the United States government as identified in Schedule 3.1(c) hereto, the consummation of the transactions contemplated hereby will not constitute a transfer or assignment of any such Approval nor will such consummation require any filing or registration with or notice to any governmental authority and all such Approvals shall remain in full force and effect to the benefit of the Company following the Closing and the Combination.

          3.22. PRODUCTS. Except as set forth on Schedule 3.22, each of the products produced or sold by the Company in connection with the Business: (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations; and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design or manufacturing defect with respect to any of such products. The Company has not received written notice of any product warranty claims other than such claims as do not exceed, in the aggregate, the applicable reserve therefor reflected on the Balance Sheet. Warranty reserves are established and reflected on the Financial Statements to insure that the estimated costs of providing warranty services or upgrades, improvements and extended service pursuant to contractual obligations are recognized in the period in which the sale of products is recorded.

          3.23. ENTIRE BUSINESS. No portion of the Business of the Company is conducted by any Participating Stockholder or any Affiliate thereof (other than the Company) and all of the assets, rights and Approvals necessary for the conduct of the Business as presently conducted are owned, leased or licensed by the Company.

          3.24. DISTRIBUTION AGREEMENTS. The Company is not a party to any agreement, contract or understanding which, following the Merger or the Combination, would require Purchaser or any of its Affiliates to distribute any products or services (other than the products or services currently sold or offered by the Company) through any person, including, without limitation, any distributor or dealer.

          3.25.      REGULATORY MATTERS.  Except as set forth on
Schedule 3.25, the Company, and the products sold by the Company, are in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other federal, foreign, state or local agencies or governmental bodies (except for environmental agencies or bodies) having regulatory authority over the products of the Company (except with respect to Environmental Matters) and the Business.

          Except as set forth on Schedule 3.25 hereto, since January 1, 1993 none of the following communications have been given with respect to the Company or the Business and no facts exist which furnish any reasonable basis for, any Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoena, an Unacceptable Determination under a GWQAP or other similar communication by any United States or foreign governmental body or agency, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products sold by the Company.

          The Company has delivered to Purchaser a copy of all premarket approval ("PMA") and premarket notification ("510(k)") clearance or concurrence letters received from the FDA and provided Purchaser with access to all related documents and information, including device master files and post-market studies. The 510(k) or PMA for each of the products of the Company is in compliance in all material respects with the applicable federal, state and local statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and state or local jurisdictions and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. Schedule 3.25 hereto contains a complete list of all of the Company's products not marketed under an approved PMA or 510(k).

          The Company has delivered to Purchaser for each clinical investigational use of a device conducted by or on behalf of the Company since July 1, 1993 a copy of each claimed investigational device exemptions ("IDE") filed with or approved by FDA, by or on behalf of the Company, and not otherwise encompassed within the preceding two paragraphs, and provided Purchaser with access to all related documents and information. All such IDEs are in compliance in all material respects with the applicable federal, state and local statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or state or local jurisdiction, including but not limited to those pertaining to informed consent. Schedule 3.25 hereto contains a complete list of all of the Company's clinical investigations not conducted under an IDE.

          Except as set forth in Schedule 3.25, neither any Participating Stockholder, the Company, nor their respective Affiliates are aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any product sold or intended to be sold by the Company, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

          Schedule 3.25 hereto contains an accurate and complete list of (i) all products manufactured, marketed or sold by the Company or in connection with the Business which have been recalled or subject to a field notification (whether voluntarily or otherwise) since January 1, 1993; and (ii) all proceedings occurring on or after January 1, 1993 (whether completed or pending) seeking recall, suspension or seizure of any product sold or proposed to be sold by the Company or in connection with the Business.

          The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review all FDA inspection reports (Forms 483s), the Company's Responses to such Form 483s and the FDA Establishment Inspection Reports for all FDA inspections of the Company's facilities since January 1, 1993. The Company has also furnished Purchaser with access to all internal inspection reports (as required by 21 C.F.R Section 820.20) conducted by the Company since January 1, 1993, as well as the written procedure for such audits. Schedule 3.25 hereto contains an accurate and complete list of all such Forms 483s, Responses and FDA Established Inspection Reports.

          The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review copies of all Medical Device Reports (as required by 21 C.F.R. Section 820.198) filed by the Company, and maintained by such person (as required by 21
C.F.R. Section 820.198) as well as copies of all related documents and a copy of the Company's corporate policy for filing such reports.
Schedule 3.25 hereto contains a complete list of all written product complaints received by the Company since June 1, 1994.

          The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review copies of all labels and the label history for all of the Company's products in the Company's possession.

          The Company has made available to Purchaser in a manner so as to provide Purchaser an opportunity to review copies of all regulatory approvals obtained from any foreign regulatory agencies related to the products distributed and sold by the Company.

          3.26. DISCLOSURE. No representation or warranty of any Participating Stockholder, the Holding Co. or the Operating Co. contained in this Agreement, any of the Documents executed and delivered by any Participating Stockholder, the Holding Co., the Operating Co. or the Sellers Representative or in any statement or certificate furnished or to be furnished to Purchaser pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

          3.27. PRODUCTS. The Signature Product as it currently exists constitutes a highly featured, large volume i.v. infusion system available for commercial use, capable of being manufactured in commercial quantities, and conforming to the directions for use thereof, subject to the problems customarily associated with a product in the state of release of the Signature Product. There is no need (but for the currently contemplated Signature Recall) to retrofit such product. There is no plan (but for the currently contemplated Signature Recall) to retrofit such product.


                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER
                       AND IMED MERGER SUB

          Each of Purchaser and IMED Merger Sub hereby jointly and severally represents and warrants to the Participating Stockholders as follows:

          4.1. ORGANIZATION; ETC.  Each of Purchaser and IMED
Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2. AUTHORIZATION; ETC. The Purchaser and IMED Merger Sub have full corporate power and authority to enter into this Agreement and the Documents executed and delivered by the Purchaser and IMED Merger Sub and to carry out the transactions contemplated hereby and thereby. The Purchaser and IMED Merger Sub have taken all action required to authorize the execution and delivery of this Agreement and the other Documents executed and delivered by Purchaser and the IMED Merger Sub, the performance of the obligations of Purchaser and the IMED Merger Sub hereunder and thereunder and the consummation by Purchaser and the IMED Merger Sub of the transactions contemplated hereby and thereby including, without limitation, the Merger. No other corporate proceedings on the part of Purchaser or the IMED Merger Sub are necessary to authorize the execution and delivery by Purchaser and the IMED Merger Sub of this Agreement or the Documents executed and delivered by Purchaser and the IMED Merger Sub or the performance by Purchaser or the IMED Merger Sub of its obligations hereunder or thereunder including, without limitation, the Merger. This Agreement and each Document executed and delivered by Purchaser and the IMED Merger Sub are valid and binding agreements of Purchaser and the IMED Merger Sub, enforceable against each in accordance with their terms.

          4.3. NO VIOLATION. Neither the execution and delivery of this Agreement or the other Documents executed and delivered by Purchaser and the IMED Merger Sub nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the Certificate of Incorporation or By-Laws of Purchaser or the IMED Merger Sub, or violate, or be in conflict with, or allow the termination, or constitute a default under, or cause the acceleration of the maturity of, any debt or obligation pursuant to any agreement or commitment to which Purchaser or the IMED Merger Sub is a party or by which it is bound, or violate any statute, any law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Purchaser or the IMED Merger Sub is subject.

          4.4. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Purchaser and the IMED Merger Sub in connection with the execution, delivery and performance of this Agreement or the Documents executed and delivered by Purchaser or the IMED Merger Sub or the consummation by Purchaser or IMED Merger Sub of the transactions contemplated hereby and thereby, other than pursuant to the HSR Act and as required by the Federal Acquisition Regulations incidental to change of name agreements or novations of existing contracts with the United States government as identified in Schedule 3.1(c) hereto.

          4.5. FINDERS AND INVESTMENT BANKERS. Neither Purchaser, the IMED Merger Sub nor any of their respective Affiliates have employed any broker, finder, investment banker or financial advisor as to whom any Participating Stockholder has or hereafter may have, an obligation to pay monies, or incurred any liability for any brokerage fees or commission or for any finders', investment banking or financial advisory fees for which any Participating Stockholder may be responsible, in connection with the transactions contemplated hereby.

          4.6. FINANCING. Purchaser has received and furnished copies to Sellers Representative of commitment letters (the "Commitment Letters") from (i) Bankers Trust Company ("BTCo") and Banque Paribas ("Paribas" and, together with BTCo, the "Banks"), pursuant to which the Banks have committed, subject to the terms and conditions thereof, to enter into a credit agreement with Purchaser and a syndicate of banks, which the Banks intend to form and for which the Banks will act as agent and to provide financing
(ii) Jeffry M. Picower or an affiliate thereof, pursuant to which an affiliate of Mr. Picower has committed, subject to the terms and conditions stated therein, to contribute to Advanced Medical, the parent of Purchaser, equity capital to be utilized for, among other things, the transactions contemplated herein; and (iii) pursuant to which Advanced Medical has committed, subject to the terms and conditions therein, to provide a portion of the financing for the Merger. The aggregate proceeds of such financing will be in an amount sufficient to complete the Merger.

          4.7. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser or the IMED Merger Sub threatened against or affecting, Purchaser or the IMED Merger Sub before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.


                            ARTICLE V

               CONDUCT OF BUSINESS PENDING CLOSING

          5.1. CONDUCT OF BUSINESS.  Except as set forth in
Schedule 5.1 or as otherwise contemplated by this Agreement and the

Schedules hereto, from the date of this Agreement to the Closing Date, Participating Stockholders shall and shall cause the Company to, and the Company shall, conduct its operations in the ordinary and usual course of business consistent with past practice, and in connection therewith the Company shall use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to preserve the Business and the business organization of the Company intact, keep available the services of the Company's officers and employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Company (and in connection therewith will pay payables and collect receivables in the ordinary course consistent with past practice). Except as set forth in Schedule 5.1 or as otherwise contemplated in this Agreement and the Schedules hereto, the Company will not do any of the following, without the prior written consent of Purchaser, to be given through the chairman of the board of the Purchaser or his designee (which will not be unreasonably withheld or delayed, taking into consideration the business needs of the Company and the Purchaser and applicable regulatory considerations):

          (i)  amend its Certificate of Incorporation or By-Laws;

         (ii) declare or pay any dividend or make any other distributions to its shareholders (except as contemplated in Section 6.13 hereof);

        (iii) redeem or otherwise acquire, issue or sell any Stock or issue any capital stock or any Right or amend any material term of, any Stock or Right;

         (iv)  adopt, enter into, terminate or amend any Benefit
     Plan or collective bargaining agreement that would increase the expense of maintaining any Benefit Plans or collectively bargained agreement;

          (v) make or grant to any executive officer, director or employee any increase in compensation or benefits, except as may be required under existing agreements, or in the ordinary course of business consistent with past practice or grant, agree or otherwise become obligated to pay (whether on the occurrence of any future event or otherwise) any severance or termination pay to any officer, director or employee of the Company;

         (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness of third parties, other than under its existing revolving credit facility;

        (vii) permit, allow or suffer any of its assets to be subject to any Encumbrance, other than Permitted Liens;

       (viii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any Participating Stockholder or any Affiliate thereof;

         (ix) make any change in any accounting practice or policy other than as required in accordance with GAAP;

          (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory and raw materials acquired in the ordinary course of business consistent with past practice) having an aggregate purchase price in excess of $1 million;

         (xi) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets (other than inventory or raw materials sold or otherwise disposed of in the ordinary course of business in a manner consistent with past practice) for an aggregate sales price (together with all such assets disposed of after June 30, 1996) in excess of $1 million;

        (xii) enter into any amendment of, cancellation of, or sublease with respect to, any of the Leases;

       (xiii) acquire any additional real property or interest therein (by lease or otherwise) or exercise any option contained in any of the Leases to purchase any real property or interest therein;

        (xiv) engage in or enter into any commitment with respect to any: (A) upgrade or modification (other than minor changes) of its MIS systems; or (B) product sterilization systems or facilities;

         (xv) enter into any agreement, contract or understanding which, following the Merger or the Combination, would require Purchaser to distribute any products or services (other than the products or services currently being sold or offered by the Company) through any person, including, without limitation, any distributor or dealer; or

        (xvi)  agree to any of the foregoing.


                           ARTICLE VI

                      ADDITIONAL AGREEMENTS

          6.1. ADVICE OF CHANGE. (a) Participating Stockholders, the Holding Co. and the Operating Co. will use reasonable business efforts to promptly advise Purchaser in writing, upon obtaining knowledge, of: (i) any event which occurred on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that would, under this Agreement or any Schedule or Document delivered pursuant hereto, have been required to be disclosed on the date of execution of this Agreement by any Participating Stockholder, the Holding Co. or the Operating Co.; and (ii) any change in the business, operations, properties, assets or financial condition of the Company, if, in the case of both (i) and (ii), the same has had or would reasonably be expected to have, a Material Adverse Effect.

          (b) Each of the Participating Stockholders and the Company shall promptly notify Purchaser and Purchaser shall promptly notify the Sellers Representative and the Company of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated by this Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Participating Stockholders, the Company or the Purchaser, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed under this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

          6.2. ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

          (a) Between the date hereof and the Closing Date, the Company will give authorized representatives of Purchaser during normal business hours, in such a manner as not to unduly disrupt normal business activities, reasonable access to any and all premises, properties, contracts, books, records, tax returns and affairs of the Business (including, without limitation, access to properties in order to conduct environmental audits and reviews) and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to the Business, as Purchaser shall from time to time reasonably require in connection with the transactions contemplated hereby, other than such data or information which the Company reasonably determines to be competitive or marketing information that should not be disclosed to a competitor.

          (b) From the date hereof through the Closing Date, Purchaser will hold in confidence all information obtained as a result of such access or previously furnished by any Participating Stockholder or the Company and will use such information only for the purpose of considering the transactions contemplated hereby. If such transactions are not consummated as contemplated herein, Purchaser and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Holding Co., upon request, all documents and other materials, and all copies thereof, obtained by Purchaser or its Affiliates or on their behalf from Participating Stockholders or the Company in connection with this Agreement that are subject to such confidence. Such obligation of confidentiality shall not extend to any information that can be shown to have been: (i) previously known on a nonconfidential basis by the Purchaser; (ii) in the public domain through no fault of the Purchaser or (iii) later lawfully acquired by the Purchaser from sources other than the Company or the Participating Stockholders. It being agreed that it is impossible to measure in money the damages which will accrue by reason of a breach by Purchaser of this Section 6.2(b), this Section may be specifically enforced and Purchaser hereby waives the claim or defense therein that any other party has an adequate remedy at law.

          (c) From and after the Closing Date, except as otherwise required by applicable law, rule, regulation or legal process, each Participating Stockholder shall, and shall cause its Affiliates to, hold in confidence all information pertaining to the Company and the Business; provided, however, that such obligation of confidentiality shall not extend to any information that can be shown to have been: (i) previously known on a nonconfidential basis by such Participating Stockholder; (ii) in the public domain through no fault of such Participating Stockholder; or (iii) later lawfully acquired by such Participating Stockholder from sources other than the Company. It being agreed that it is impossible to measure in money the damages which will accrue by reason of a breach by Participating Stockholder of this Section 6.2(c), this Section may be specifically enforced and each Participating Stockholder hereby waives the claim or defense therein that any other party has an adequate remedy at law.

          6.3. BOOKS AND RECORDS. On the Closing Date each Participating Stockholder shall deliver and shall cause to be delivered, to Purchaser, all of the books and records of the Company not then in the possession of the Company. Purchaser agrees to preserve all records delivered by any Participating Stockholder or the Company to Purchaser pursuant to this Agreement or in the possession of Purchaser in the same manner in which it maintains its own books and records under its then current document maintenance programs. Purchaser shall give 30 days' notice to the Sellers Representative to permit any Participating Stockholder, at its expense, to examine, duplicate or take possession of such records prior to any destruction thereof by Purchaser. Notice having been given, at the end of such 30-day period, if the Sellers Representatives shall not have requested any such records or copies thereof, Purchaser may dispose of, alter or destroy any such records at any time. During the period such records are so required to be preserved and kept, duly authorized representatives of the Participating Stockholders shall, on reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy such records. Purchaser and each Participating Stockholder shall provide each other with reasonable access to any records or information relevant to any return, audit or examination by any Taxing Authority, or judicial or administrative proceeding or determination relating to liability for Taxes (including refunds) as are in its possession or subject to its control pursuant to this Section 6.3.

          6.4. FINANCING. The Participating Stockholders and the Company shall use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) in taking such actions as may be reasonably requested by Purchaser in order to permit Purchaser to obtain any financing in connection with the transactions contemplated hereby (which action shall include, without limitation, making senior executive personnel of the Company available to engage in presentations (including, "road shows") to potential lenders and purchasers of debt securities). If, in connection with any such action taken by the Company as a result of a specific request by the Purchaser, the Company incurs any out-of-pocket cost or expense to any third party, then the Purchaser shall reimburse the Company promptly following demand in respect thereof. Purchaser will use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to complete such financing if the conditions to the obligations of Purchaser set forth in Article VII and VIII hereof are satisfied. In connection therewith, Purchaser shall commence the preparation of appropriate offering documentation with respect to any subordinated debt to be obtained by Purchaser in order to provide a portion of the financing required hereunder, in an effort to be in a position to commence the offering with respect to such indebtedness with reasonable promptness following the satisfaction of the closing condition set forth in Section 7.3 hereof.

          6.5. CONSENTS AND APPROVALS. The Participating Stockholders will use their commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to obtain the necessary approvals, consents and releases of other persons which may be required to consummate the transactions contemplated by this Agreement. Purchaser will cooperate with the Participating Stockholders in order to assist them in satisfying their obligations under the preceding sentence, but Purchaser shall not be required to make or be responsible for any payment made in order to obtain any such approval, consent or release. Purchaser agrees to accept through name changes or novations, all of the U.S. government contracts listed in Schedule 3.1(c) hereto and to accept, in work authorization or similar orders under said contracts as may be properly authorized by the U.S. government, contract clauses as set forth in prime contracts and any subcontracts which require flow-down provisions, for the supply of products or services to the U.S. government to the extent that (i) the Purchaser is a subcontractor or a prime contractor, (ii) such prime contract clauses are required by statute or the Federal Acquisition Regulations ("FAR") and agency FAR supplements and other government acquisition regulations (including any certificates required thereunder) to be flowed down to subcontractors thereunder and (iii) Purchaser's acceptance of such prime contract clauses is necessary for the negotiation of and compliance with those prime contracts directly by the Purchaser. The Purchaser further agrees to support price analysis of Purchaser's prices and will cooperate in furnishing information, data and records reasonably necessary in connection with the above matters.

          6.6. COOPERATION REGARDING BENEFIT PLANS. The Company shall cooperate with Purchaser and its advisers in preparing, filing, and diligently pursuing any and all filings, applications, or notifications that may be necessary or advisable with respect to any of the Benefit Plans in connection with the transactions contemplated by this Agreement.

          6.7. SATISFACTION OF CLOSING CONDITIONS. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement in a manner that will provide to each party hereto the full benefits of the transaction contemplated herein in all respects. The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts and (b) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely fashion any such actions, consents approvals or waivers. Each Participating Stockholder, the Holding Co. and the Operating Co. shall use commercially reasonable efforts, to cause all of the conditions to the obligations of Purchaser set forth in Article VIII hereof to be satisfied. Purchaser shall use its commercially reasonable efforts to cause all of the conditions to the obligations of Participating Stockholders set forth in
Article IX hereof to be satisfied.

          6.8. TAX COVENANTS. (a) The Company shall prepare and timely file, or cause to be prepared and timely filed, with the appropriate Taxing Authority all Tax Returns relating to the Company or the Business and required to be filed on or prior to the Closing Date and shall timely pay all Taxes either (i) required to be shown on any such Tax Returns, or (ii) which are not required to be shown on such Tax Returns but which will be required to be paid by or with respect to the Company on or prior to the Closing Date.

          (b) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement and the transactions contemplated hereby (including any Taxes due as a result of the Merger) shall be borne by the Participating Stockholders. All withholding taxes with respect to amounts to be received by the stockholders of the Holding Co. shall be borne by the stockholders of the Holding Co. The Participating Stockholders and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          (c)  [Reserved]

          (d) The Participating Stockholders will provide such cooperation and information as the Purchaser or the Company reasonably may request in: (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) conducting any audit or other proceeding in respect of Taxes of the Company and the Participating Stockholders shall be reimbursed by Purchaser for all reasonable out-of-pocket expenses in connection therewith.

          (e) Without the prior written consent of Purchaser, the Company shall not, on or prior to the Closing Date, make or change any Tax election, adopt or change any method of Tax accounting, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the post-Closing Tax liability of the Company. The Purchaser will take no action (other than any action contemplated under this Agreement) without the consent of the Company and the Participating Stockholders which would increase the Company's federal income tax liability or reduce any Tax Assets for tax periods beginning after 1994 and ending on or before the end of the Closing Date.

          (f) All Tax Sharing Agreements shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          (g) At least 10 days prior to the Closing Date, the Participating Stockholders shall have provided or shall have caused the Company to have provided Purchaser with copies of all Tax Returns of the Company required to be filed during the period beginning on the date hereof and ending 15 days prior to the Closing Date.

          6.9. OTHER OFFERS. From the date hereof until the termination of this Agreement, the Holding Co. the Operating Co. and each Participating Stockholder will not (and will cause their respective Affiliates not to): (i) take any action to solicit, or respond to, any offer from any person with respect to any Acquisition Proposal (as hereinafter defined); or (ii) engage in negotiations or discussions with, or disclose any non-public information relating to the Holding Co., the Operating Co. or its business or afford access to the properties, books or records of the Holding Co., or the Operating Co. to, any person with respect to an Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination to which the Holding Co., the Operating Co. or the Company (or any person controlling such person) is or would be a party, or involving the acquisition of any substantial interest in, or a substantial portion of the assets of, the Holding Co., the Operating Co. or the Company (or any person controlling such person), other than the transaction with Purchaser contemplated by this Agreement. Each Participating Stockholder, the Holding Co., and the Operating Co. shall promptly notify Purchaser if it receives any inquiry from any person with respect to an Acquisition Proposal, which notice shall contain the name of the person involved and the nature of the Acquisition Proposal.

          6.10. IMPLIED WARRANTIES. Except as expressly provided in this Agreement, the Participating Stockholders have not made and are not making any representation or warranty whatsoever to Purchaser or IMED Merger Sub. Without limiting the foregoing, Purchaser acknowledges that Purchaser, together with its advisors, has made its own investigation of the Business and is not relying on any implied warranties (whether of merchantability of fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Business as conducted after the Closing Date, except for any representation or warranty expressly provided in this Agreement.

          6.11.      ADDITIONAL INSTRUMENTS; FURTHER ASSURANCES.
At and after the Closing, at the request of Purchaser or the Company, each Participating Stockholder shall, or shall cause its Affiliates to, execute, acknowledge and deliver to Purchaser or the Company, as the case may be, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as Purchaser or the Company, as the case may be, may reasonably request to consummate the transactions contemplated by this Agreement and as required by the Federal Acquisition Regulations incidental to change of name agreements or novations of existing contracts with the United States government.

          6.12. ANTITRUST NOTIFICATION. Each Participating Stockholder, the Holding Co., the Operating Co. and Purchaser will, as promptly as practicable following the date hereof, file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rule and regulations adopted thereunder (the "HSR Act").

          6.13. RIVER MEDICAL. Each Participating Stockholder hereby represents and warrants to Purchaser and the Company that River Medical, Inc., a Delaware corporation ("River") is a wholly owned subsidiary of the Operating Co. Prior to the Closing, the Participating Stockholders may cause the Company or River to dispose of all or any portion of the assets (but not of the stock) of River. The Participating Stockholders agree that any such dispositions shall not be made by dividend and may be made only pursuant to written agreements that expressly provide that any obligation or liability resulting from, relating to or based upon such transaction, shall be recourse only to River and that the Company and its Affiliates (other than River) shall have no duty in respect thereof. Immediately prior to the Closing, the Participating Stockholders will cause all the foregoing transactions (except for the Sublease (as defined below)) to be completed pursuant to documentation in form and substance reasonably acceptable to the Purchaser. In the event that the

Sublease is not completed prior to the Closing, the Participating
Stockholders may continue to negotiate the same but any such Sublease shall be in form and substance reasonably acceptable to the Purchaser.

          Each Participating Stockholder hereby represents, warrants, covenants and agrees with and to Purchaser and the Company that any disposition completed as permitted in this Section
6.13 prior to the periods reflected in such statements, would not have resulted in any effect on the Special Statements (1995) or the Special Statements (1996).

          The Participating Stockholders have informed the Purchaser that the Operating Co. has terminated and ceased ongoing business operations of River as of July 25, 1996 and is in the process of liquidating certain assets and discharging certain liabilities of River (the "Liquidation") except for the SmartDose technology, related patents and customized equipment (collectively, the "SmartDose Technology") which the Operating Co. may sell or otherwise dispose of (the "Technology Disposition"). Notwithstanding any other provision hereof (but subject to the terms of this Section 6.13), prior to the Closing the Participating Stockholders and the Company shall have the right to continue any efforts with respect to the Liquidation and the Technology Disposition, and shall have full right and authority to control all aspects of the Liquidation and Technology Disposition, including (without limitation) the: (a) sublease of the River facility located at 7737 Kenemar Court, San Diego, California (the "Sublease") and (b) the sale of equipment and other tangible personal property. From and after the Closing, Purchaser and IMED Merger Sub agree to, and agree to cause the Company to, comply with the Cooley Letter (as defined herein) and all related obligations and agreements and to provide reasonable, limited assistance in connection with the Liquidation and Technology Disposition (the "Wind-Up Activities") provided, however, that the Participating Stockholders shall reimburse the Purchaser, IMED Merger Sub and/or the Company for any out-of-pocket expenses to third parties incurred after the Closing with respect to such Wind-Up Activities. The Purchaser agrees that from and after the Closing Date, River will be operated by the Purchaser solely for the purpose of winding down its business. The parties acknowledge that any Loss that might otherwise be included in the River Medical Liabilities with respect to any payment of rent under or in respect of the lease of the River facility located at 7737 Kenemar Court, San Diego, California will be reduced by rents paid under the Sublease.

          6.14. PAYMENT OF INDEBTEDNESS. At the Closing the Participating Stockholders will arrange for the Total Debt (other than the Siemens Obligation and the Senior Notes (which Senior Notes will be satisfied as contemplated in Section 6.15 hereof)) to be paid in full so that, immediately following the Closing: (i) the only remaining indebtedness of the Company of the type that would constitute Total Debt of the Company will be: (a) the Royalty (as defined below); (b) indebtedness arising in respect of the financing contemplated in Section 8.9 hereof; and (c) the Senior Notes (which will be discharged as contemplated in Section

6.15 hereof); and (ii) at the Closing the Purchaser shall have received: (a) the return of all promissory notes and similar instruments evidencing any such Total Debt; (b) written evidence, satisfactory to the Purchaser in its reasonable discretion (and executed by the holder thereof), that the holder of any Total Debt to whom any such payment was made acknowledges that such payment is in full and complete satisfaction of all indebtedness owing by the Company to such person; and (c) appropriate documentation in recordable form evidencing the release of all associated liens and security interests, including, without limitation, the deed of trust encumbering the Owned Real Property. In discharging any such indebtedness the Participating Stockholders may, upon prior written notice to the Purchaser by the Sellers Representative, apply the Total Cash and the proceeds of the financing contemplated in
Section 8.9 hereof (up to an aggregate (together with amounts to be paid pursuant to Section 6.15) of $382 million) thereto, but the same may not be used to satisfy the obligations of the Participating Stockholders under the following paragraph, except to the extent that all such amounts so utilized will reduce Total Cash for purposes of determining the Purchase Price.

          On or prior to the Closing Date the Participating Stockholders, jointly and severally, will: (i) cause the Company to discharge the Eli Lilly Obligation (and any amounts used for such payments will reduce Total Cash); or (ii) will enter into such agreements and make escrow arrangements (and any amounts used for such purpose will reduce Total Cash) as are necessary to acknowledge the obligation of the Participating Stockholders to make such payments and to fully secure such payments, in form and substance reasonably acceptable to Purchaser.

          6.15. SENIOR NOTES. The Participating Stockholders will arrange for the Senior Notes to be purchased in a transaction (the "Notes Transaction") that will occur immediately following the Effective Time. The Notes Transaction will be conducted through a combined consent solicitation and tender offer (collectively, the "Tender Offer") made in compliance with applicable law and any agreements to which the Company is a party, pursuant to documentation reasonably satisfactory to the Purchaser and the Operating Co. That documentation will include a consent (the "Consent") to the amendment of the indenture governing the Senior Notes so as to permit the Merger and the Combination and all other transactions contemplated herein and any other related matters necessary in connection therewith. It shall be a condition of the Tender Offer that the Merger shall have occurred and that the Consent shall have been obtained from all necessary persons in a manner so that it will be effective to constitute an amendment of the indenture. The Consent will provide that it will terminate in the event that the Tender Offer is not consummated promptly following the Effective Time. The bidder in the Tender Offer will be the Operating Co. (except as otherwise contemplated herein).

          The documents implementing the Tender Offer will provide that the bidder thereunder has the right to assign its right to purchase the Senior Notes under the Tender Offer (and all other rights under all associated documents) to any person designated by the Operating Co. Upon notice to the Operating Co. prior to the Effective Time, the Purchaser may designate the Purchaser, Advanced Medical or any of its subsidiaries to complete such purchase and the Operating Co. will assign all such rights to such designee (who will assume all related obligations) pursuant to documentation reasonably satisfactory to the Operating Co. and the Purchaser.

          The Operating Co. will provide notice to the Purchaser at least seven (7) business days prior to the commencement of the Tender Offer. The Purchaser may (by notice to the Operating Co. prior to the commencement of the Tender Offer), in its discretion, elect to act as the bidder in the Tender Offer. In such event, the Operating Co. and the Purchaser shall cooperate with one another to complete the Tender Offer as contemplated herein and otherwise take such actions as are contemplated herein with respect to a Tender Offer or are reasonably necessary in connection therewith.

          In the event and to the extent that any Senior Notes are not properly tendered in the Tender Offer and subject to purchase thereunder immediately following the Effective Time in accordance with the provisions of the offering documents and applicable law, the Participating Stockholders will arrange for such Senior Notes to be defeased immediately following the Effective Time in a manner in compliance with applicable law and any agreements to which the Company is a party, pursuant to documentation reasonably satisfactory to the Purchaser and the Operating Co.

          Immediately prior to the Effective Time, for the purpose of determining the "Purchase Price", the Purchaser and the Sellers Representative will review the results of the Tender Offer and agree upon those amounts contemplated in clause (ii)(B) of the definition of "Purchase Price" in Section 1.8 hereof with respect thereto and with respect to any defeasance thereof.

          6.16. OVERSEAS CASH. The Operating Co. covenants and agrees that on the Closing Date the total cash and cash equivalents of all non-United States persons included in the definition of the "Company" will not exceed an amount equivalent to approximately U.S. $5 million.

          6.17.      WELMED/SIEMENS/ELI LILLY.  The Participating
Stockholders, jointly and severally, hereby represent, warrant, covenant and agree that:

          (a) Except as set forth on Part I(a) of Schedule 6.17 hereof, the Company is not a party to any agreement with Welmed Limited and its Affiliates. Except as set forth on Part I(b) of
Schedule 6.17, the Company has no further duty, obligation or liability (vested or unvested, contingent or fixed, actual or potential, known or unknown), for any purchase price, adjustment to purchase price, contingent purchase payment, earnout, benchmark payment, bonus, overachievement, royalty, or similar arrangement whether under Section 3 of agreement number 1 set forth in Part I(a) of Schedule 6.17 or otherwise, to Welmed Limited or any of its Affiliates, or any other person in respect thereof. On or prior to the Closing Date the Participating Stockholders, jointly and severally, will cause the Company to discharge all amounts referred to on Part I(b) of Schedule 6.17 or will enter into such agreements and make escrow arrangements as are necessary to acknowledge the obligation of the Participating Stockholders to make such payments and to fully secure such payments, in form and substance reasonably acceptable to Purchaser.

          (b) Except as set forth on Part II of Schedule 6.17 hereof, the Company is not a party to any agreement with Siemens Corporation ("Siemens"), Siemens Infusion Systems, Ltd. ("SIS") or their respective Affiliates. Except for the obligation set forth in Section 2.02(a)(v) (the "Royalty") of agreement number 1 listed on Schedule 6.17 hereof, the Company has no further obligation or liability (vested or unvested, contingent or fixed, actual or potential, known or unknown), for any purchase price, adjustment to purchase price, contingent purchase payment, earnout, benchmark payment, bonus, overachievement, royalty, or similar arrangement to Siemens, SIS or their respective Affiliates, or any other person in respect thereof. As of the date hereof, all amounts due and payable through the date hereof in respect of the Royalty have been paid in full and through the Closing Date all amounts due and payable in respect of the Royalty will be paid in full;

          (c) Except as set forth on Part III of Schedule 6.17 hereof, the Company is not a party to any agreement with Eli Lilly or its Affiliates. Except for those included in the Eli Lilly Obligation, the Company has no further obligation for any purchase price, adjustment to purchase price, contingent purchase payment, earnout, benchmark payment, bonus, overachievement, royalty or similar arrangement, whether under Article 2 of agreement number 6 set forth on Part III of Section 6.17 or otherwise to Eli Lilly or its Affiliates, or any other person in respect thereof. Except for obligations included in the Eli Lilly Obligation: (i) pursuant to
Section 10.03 of the 1994 Stock Purchase Agreement; and (ii) under the cash collection agreements set forth as agreement numbers 16 and 17 on Schedule 6.17 hereof, the Company has no further obligation or liability (vested or unvested, contingent or fixed, actual or potential, known or unknown) under such agreements.

          6.18. REAL ESTATE MATTERS. The Company will, and the Participating Stockholders will cause the Company to, use reasonable commercial efforts, at the request of the Purchaser, to obtain estoppel certificates and non-disturbance agreements with respect to all of the real property leased by the Company.

          6.19. NOTICE TO STOCKHOLDERS. Promptly (and in no event later than five (5) business days following the date hereof) the Holding Co. shall provide to the stockholders of the Holding Co. (in accordance with the terms of its governing documents and the provisions of applicable law) the notices required and contemplated under Sections 228(d) and 262(d)(2) of the DGCL with respect to the approval of the Merger by the written consent of stockholders of the Holding Co. A copy of such notice shall be delivered to Purchaser pursuant to Section 12.4 of this Merger Agreement.

          6.20. COVERED PERIOD. The Participating Stockholders covenant and agree that the Company, for all taxable years commencing on or after January 1, 1996 and ending on or before the Closing Date, will not have aggregate amounts due in respect of the alternative minimum tax under Section 55 of the Code, in excess of approximately $350,000.

          6.21. BENEFITS. At or prior to the Effective Time, the Operating Co. will adopt a severance plan for its employees in accordance with Schedule 6.21 and will adopt such other employee retention and similar programs as are mutually agreed by the Purchaser and the Operating Co.

          6.22. CASH FLOW STATEMENTS. Prior to the expiration of forty-five (45) days following the date hereof, the Holding Co. will deliver, and the Participating Stockholders will cause the Holding Co. to deliver, to the Purchaser, a special purpose statement of cash flows prepared in accordance with GAAP (absent footnotes) setting forth the cash flows of the Holding Co. for the year ended December 31, 1995 (the "Special Purpose Statement of Cash Flows (1995)") and for the six month period ended June 30, 1996 (the "Special Purpose Statement of Cash Flows (1996)"), in each case as if River was not part of the Company during such periods. The Holding Co., the Operating Co. and the Participating Stockholders hereby represent and warrant that the Special Purpose Statement of Cash Flows (1995) and Special Purpose Statement of Cash Flows (1996) will fairly present the cash flows of the Company for such periods as if such event had taken place and will be consistent: (i) in the case of the Special Purpose Statement of Cash Flows (1995), with the Special Purpose Balance Sheet (1995) and the Special Purpose Statement of Operations (1995), and (ii) in the case of the Special Purpose Statement of Cash Flows (1996), with the Special Purpose Balance Sheet (1996) and the Special Purpose Statement of Operations. The Special Purpose Statement of Cash Flows (1995), together with the Special Purpose Balance Sheet
(1995) and Special Purpose Statement of Operations (1995), are referred to herein as the "Special Statements (1995)." The Special Purpose Statement of Cash Flows (1996), together with the Special Purpose Balance Sheet (1996) and the Special Purpose Statement of Operations (1996), are referred to herein as the "Special Statements (1996)"). The Special Purpose Statement of Cash Flows
(1995) and the Special Purpose Statement of Cash Flows (1996) will be deemed to have been delivered on the date hereof with the same effect as if they had been delivered on such date.

          6.23. RECALL. Through the Closing Date the Company shall, and the Participating Stockholders will cause the Company to, use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to complete the Signature Recall as promptly as practicable and, in connection therewith, will: (i) pay all amounts which the Company has agreed, or prior to the Closing Date does agree, to pay to customers as appeasement payments with respect to the Signature Product as promptly as practicable; (ii) pay all other amounts necessary to complete the Signature Recall in the ordinary course of business; and (iii) satisfy all other obligations with respect to the Signature Product as agreed to by the Company in the ordinary course of business.

          Through the Closing Date the Company shall, and the Participating Stockholders will cause the Company to, use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to complete the Welmed Safety Alert as promptly as practicable and, in connection therewith, will: (i) pay all amounts which the Company has agreed, or prior to the Closing Date does agree, to pay to customers as appeasement payments with respect to the Welmed Product as promptly as practicable; and (ii) pay all other amounts necessary to complete the Welmed Safety Alert in the ordinary course of business; and (iii) satisfy all other obligations with respect to the Welmed Product as agreed to by the Company in the ordinary course of business.

          6.24. OPTION CANCELLATION AGREEMENT. The Participating Stockholders and the Company shall use commercial best efforts (provided that "commercial best efforts" shall not be deemed to require payment of money in excess of amounts which would be commercially reasonable under the circumstances) to obtain from all holders of Outstanding Options executed Option Cancellation Agreements (in the form of Exhibit 8 or 9 hereof, as appropriate) which will be delivered to Purchaser or IMED Merger Sub prior to the Closing Date. The Participating Stockholders and the Company agree not to enter into any agreement to provide any holder of Outstanding Options an alternative to either: (i) the Option Cancellation Agreement; or (ii) exercise of the Options in accordance with their terms as of the date hereof. The Participating Stockholders represent, warrant, covenant and agree that, as of the date hereof, Mr. William J. Mercer has executed and delivered to the Company an Option Cancellation Agreement in the form of Exhibit 6 hereto and Mr. Gregory E. Sancoff and Mr. Albert Henry have executed and delivered to the Company an Option Cancellation Agreement in the form of Exhibit 7 hereto, in each case with respect to all Outstanding Options beneficially owned by such persons.


                           ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF EACH PARTY

          The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          7.1. NO ACTION OR PROCEEDING. No claim, action, suit or other proceeding shall be pending or threatened by any public authority or private person before any court, agency or administrative body which in the opinion of counsel to either Purchaser or any Participating Stockholder creates a substantial likelihood that the consummation of this Agreement or, the Merger or the transactions contemplated hereby will be restrained, enjoined or otherwise prevented or that any damages will be recovered or other relief obtained as a result of the transactions contemplated hereby or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the transactions contemplated hereby.

          7.2. COMPLIANCE WITH LAW. No provision of any applicable law and no judgment, injunction, order or decree shall prohibit the Closing.

          7.3. HART-SCOTT-RODINO REQUIREMENTS. The waiting periods (as such may be extended by the governmental agencies involved) applicable to the consummation of the transactions contemplated hereby under the provisions of the HSR Act, and the rules thereunder shall have expired or have been terminated by the appropriate governmental agency.


                          ARTICLE VIII

              CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser and IMED Merger Sub to consummate the Merger and the transactions contemplated by this Agreement and the Documents shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

          8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by any or all of the Participating Stockholders, the Holding Co. and/or the Operating Co. in this Agreement (including all Exhibits and Schedules hereto) and in the Documents executed and delivered by any Participating Stockholder, the Holding Co. or the Operating Co., shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations or warranties made with reference to a specified date shall have been true on and with reference to such date and except for breaches of any such representations or warranties that do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          8.2. ABSENCE OF CERTAIN CHANGES. The representations and warranties made by the Holding Co. and the Operating Co. in the first sentence of Section 3.9 of this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          8.3. PERFORMANCE. With respect to agreements, covenants, obligations and conditions required to be performed or complied with by any or all of the Participating Stockholders, the Holding Co. and/or the Operating Co. on or prior to the Closing Date, the Participating Stockholders, the Holding Co. and the

Operating Co. shall have performed in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition.

          8.4. AUTHORITY. All action required to be taken by, or on the part of, each Participating Stockholder and the Holding Co. to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly and validly taken by each Participating Stockholder, the Board of Directors or other appropriate body of any Participating Stockholder and the Board of Directors and stockholders of the Holding Co.

          8.5. OPINION OF COUNSEL. Purchaser shall have been furnished with an opinion of counsel, dated the Closing Date in form attached hereto as Exhibit 2.

          8.6. APPROVALS AND FILINGS. All approvals, consents, authorizations, permits, licenses and approvals from, and all declarations, filings and registrations with, third parties and government agencies set forth on: (i) Part I of Schedule 8.6 hereof, shall have been obtained or made, shall be in full force and effect and shall be reasonably satisfactory in form and substance to the Purchaser and its counsel (both with respect to the Merger and the Combination); and (ii) Part II of Schedule 8.6 shall have been obtained or made, shall be in full force and effect and shall be reasonably satisfactory in form and substance to the Purchaser and its counsel (both with respect to the Merger and the Combination) (except to the extent that the failure to receive the same, individually or in the aggregate, will not result in a Material Adverse Effect), or if such failure would have a Material Adverse Effect, the Purchaser shall have received an indemnity (in a form and substance reasonably satisfactory to the Purchaser) from the Participating Stockholders, jointly and severally, with respect to all of the same not obtained.

          8.7. FIRPTA CERTIFICATES. The Company shall have delivered to Purchaser, at least 5 days prior to the Closing Date, an affidavit by Holding Co., dated not more than 20 days prior to the Closing Date, certifying, under penalty of perjury, that Holding Co. is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and that, as of the Closing Date, interests in Holding Co. are not United States real property interests (within the meaning of Section 897(c)(1) of the Code). The aforementioned affidavit shall be in the form and meet the requirements prescribed by the Code and the applicable Treasury Regulations (and shall be acceptable to the Purchaser).

          8.8. CERTIFICATES. The Participating Stockholders, the Holding Co., and the Operating Co. shall have furnished to Purchaser in connection with the transaction contemplated herein, such certificates to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by Purchaser, including, without limitation, a certificate of William
J. Mercer (in his capacity as President and Chief Executive Officer) (or if he is unavailable, another person reasonably acceptable to Purchaser) and other appropriate officers of any Participating Stockholder, the Holding Co., and the Operating Co. stating that the conditions set forth in Sections 8.1, 8.2, 8.3 and
8.4 have been satisfied, and certifying as to: (i) the due authorization and approval of this Agreement and the Documents executed and delivered by such Participating Stockholder, the Holding Co. or the Operating Co.; (ii) copies of the Company's governing documents, by-laws and resolutions and (iii) the incumbency and specimen signature of the officer executing the Agreement and the Documents to be executed by each Participating Stockholder and the Holding Co., and a certification by another officer of such Participating Stockholder and the Holding Co., as the case may be, as the incumbency and specimen signature of the person executing such certificate.

          8.9. FINANCINGS. Purchaser shall have obtained all debt financing contemplated in the Commitment Letters, together with the subordinated indebtedness contemplated in Section 6.4 hereof.

          8.10. RESIGNATION. Participating Stockholders shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, resignations of the following members of the board of directors of the Company: Samuel Collela, Karl Wyss, Reid Perper, and Thompson Dean, and terminations with respect to all powers of attorney and agency relationships specified by Purchaser prior to the Closing, in each case effective as of the Closing Date and resignations of members of the board of directors of each entity listed on Schedule 3.4 as requested by the Purchaser.

          8.11. MAXIMUM INDEBTEDNESS. The Total Debt shall not exceed $380 million.

          8.12. SIGNATURE AUTHORITY. The Company shall have taken all action satisfactory to Purchaser to cause the termination of the power of Mr. Gregory E. Sancoff and such other persons as shall be requested by the Purchaser in writing, to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of the Operating Co. with respect to the bank accounts listed on
Schedule 3.1(f).

          8.13. WAIVER OF RIGHTS. At the Closing, each stockholder and holder of Options of the Holding Co. listed on
Schedule 8.13, and each of the members of the board of directors of the Company listed on Schedule 8.13 and each Affiliate of DLJ that is a party to any agreement with the Company, shall, on behalf of itself and its Affiliates, waive and release any and all rights (including any right to indemnity) and claims they may have against the Company, whether asserted or unasserted, fixed or contingent, known or unknown, arising out of or related to their status as stockholders of the Company or otherwise and terminate all of their agreements with the Company, by providing to Purchaser a release in the form of Exhibit 3 hereto and shall deliver to Purchaser the originals of all instruments evidencing any such indebtedness or obligation.

          8.14.      [Reserved].

          8.15.      SPECIAL STATEMENT.  The Participating
Stockholders shall have satisfied their obligation under Section
6.22 hereof.

          8.16. STOCKHOLDERS AGREEMENTS. Each stockholders agreement, voting trust, voting agreement or other similar agreement between any stockholder of the Holding Co. and the Company (including, without limitation, those listed on Schedule
2.1 hereof) shall have been terminated.

          8.17. INDEBTEDNESS. The Participating Stockholders shall have satisfied their obligations in Section 6.14 hereof.

          8.18. AUDITED FINANCIAL STATEMENTS. The Company shall have furnished to the Purchaser a copy of audited financial statements (including a balance sheet, statement of operations and statement of cash flow) of the Holding Co. for the period ended December 31, 1995, prepared in accordance with GAAP and prepared as if River was not a part of the Company during 1995, which will be consistent with the Special Statements (1995).

          8.19. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Holding Co. shall have been amended pursuant to the amendment attached hereto as Exhibit 4 hereof.

          8.20. CONVERSION. All of the requirements set forth in Article Four, clauses (f) and (g) of the Amended and Restated Certificate of Incorporation of the Holding Co. shall have been completed prior to the Effective Time and, immediately prior to the Effective Time, all outstanding shares of the Class B Common Stock of the Holding Co. shall have been converted into shares of Class
A Common Stock of the Holding Co. and the Sellers Representative shall have provided to the Purchaser a certificate: (i) confirming the foregoing; and (ii) certifying (a) that an Equity Liquidation Event (as defined therein) has occurred; (b) the amount of the Common Equity Valuation (as defined therein); and (c) the number of shares of Class B Common Stock so converted and the number of shares of Class A Common Stock into which they have been converted and the names of the stockholders thereof.

          8.21. TENDER OFFER. The obligations with the Participating Stockholders and the Company under Section 6.15 hereof shall have been satisfied, and the Purchaser shall be reasonably satisfied that the Tender Offer can be completed (and any defeasance contemplated in Section 6.15 accomplished) in accordance with the terms thereof and of Section 6.15, immediately following the Effective Time, solely by the payment of the amounts contemplated in the Tender Offer.

          8.22. SUBSIDIARY SHARES. Purchaser shall have received the original stock certificates representing all of the issued and outstanding shares of all entities included in the Company other than those issued by the Holding Co., and the same shall be free and clear of all Encumbrances.


                           ARTICLE IX

      CONDITIONS TO PARTICIPATING STOCKHOLDERS' OBLIGATIONS

          The obligations of each Participating Stockholder and the Holding Co. to consummate the Merger and the transactions contemplated by this Agreement and the other Documents shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

          9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser and/or IMED Merger Sub in this Agreement (including all exhibits and schedules hereto), and in the Documents executed and delivered by the Purchaser or the IMED Merger Sub shall be true and correct, on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representation or warranty made with reference to a specified date shall have been true on and with reference to such date and except for any breaches of any such representations or warranties that do not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          9.2. PERFORMANCE. With respect to agreements, covenants, obligations and conditions required to be performed or complied with by Purchaser and/or IMED Merger Sub on or prior to the Closing Date, Purchaser and IMED Merger Sub shall have performed in the aggregate, in all material respects (except that any thereof which, by the terms thereof, are qualified so as to require material performance or compliance must be performed and complied with as written), each such agreement, covenant, obligation and condition.

          9.3. AUTHORITY. All action required to be taken by, or on the part of, the Purchaser and IMED Merger Sub to authorize the execution, delivery and performance of this Agreement by Purchaser and IMED Merger Sub and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) shall have been duly and validly taken by the Purchaser and IMED Merger Sub.

          9.4. OPINION OF PURCHASER'S COUNSEL.  The Sellers
Representative shall have been furnished with an opinion or opinions of counsel, dated the Closing Date in the form of Exhibit 5 hereto.

          9.5. APPROVALS AND FILINGS. All Approvals, consents, authorizations and approvals from, and all declarations, filings and registrations with, third parties and government agencies, specified on Schedule 9.5 hereto shall have been obtained or made, shall be in full force and effect and shall be satisfactory in form and substance to the Participating Stockholders and their counsel.

          9.6. CERTIFICATES. Purchaser shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement, as may be reasonably requested by the Sellers Representative including, without limitation, certificates of the secretary of Purchaser stating that the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied and including appropriate certification of By-Laws, articles of incorporation, corporate resolutions and incumbency.

          9.7. CONSIDERATION. The Purchaser shall have deposited with the Holding Co. the Merger Consideration and (net of applicable withholding Taxes, if any) the Total Option Cancellation Amount.


                            ARTICLE X

                           TERMINATION

          10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

          1. by mutual consent of the Board of Directors of Purchaser and the Sellers Representative.

          2. by the Sellers Representative by written notice to the Purchaser, if: (A) any condition to the obligation of the Participating Stockholders and the Holding Co. to close contained in Articles VII or IX hereof has not been satisfied by January 31, 1997 (the "End Date") (unless such failure is the result of any Participating Stockholder's, the Holding Co.'s or the Operating Co.'s breach of any of its representations, warranties, covenants or agreements contained herein); or (B) if by the End Date, the conditions to the obligations of Purchaser and IMED Merger Sub to close contained in Articles VII and VIII hereof (except for those which have not been satisfied as a result of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein) have been satisfied (or have been waived) and each Participating Stockholder and the Holding Co. is ready, willing and able to engage in the Closing but Purchaser and IMED Merger Sub fail to engage in the Closing.

          3. by the Purchaser or IMED Merger Sub by written notice to the Sellers Representative, if: (A) any condition to its obligation to close contained in Article VII or VIII hereof have not been satisfied by the End Date (unless such failure is the result of the Purchaser's breach of any of its representations, warranties, covenants or agreements contained herein); or (B) if by the End Date, the conditions to the obligations of each Participating Stockholder and the Holding

     Co. to close contained in Articles VII and IX hereof (except for those which have not been satisfied as a result of a breach by any Participating Stockholder, the Holding Co. or the Operating Co. of any of its representations, warranties, covenants or agreements contained herein) have been satisfied (or have been waived) and Purchaser and IMED Merger Sub are ready, willing and able to engage in the Closing but any Participating Stockholder or the Holding Co. fails to engage in the Closing.

          4. by the Purchaser by written notice to the Sellers Representative delivered on or prior to the expiration of seven (7) business days following the expiration of sixty (60) days following the date hereof, in the event of the occurrence of any change or changes in general economic or political conditions generally or in general economic or political conditions applicable to the health care industry generally, that results in a Material Adverse Effect.

          5. by the Purchaser by written notice to the Sellers Representative delivered on or prior to the expiration of seven (7) business days following the expiration of sixty (60) days following the date hereof, in the event that the Purchaser determines, in its reasonable discretion, that matters arising under any Environmental Laws, or with respect to any Hazardous Material, Regulated Environmental Activity or Release, which relates to the Company, will have or are likely to have, a Material Adverse Effect.

          6. by the Sellers Representative, by written notice to the Purchaser, if there is an occurrence not constituting a breach of any representation, warranty, covenant or agreement by any Participating Stockholder, the Holding Co. or the Operating Co. and, as a result of such occurrence, it is highly unlikely that the Closing will occur.

          7. by the Purchaser, by written notice to the Sellers Representative, if there is an occurrence not constituting a breach of any representation, warranty, covenant or agreement by the Purchaser or the Merger Sub and, as a result of such occurrence it is highly unlikely that the Closing will occur.

          10.2. EFFECT OF TERMINATION. (a) If termination of this Agreement shall result from:

               (i) the willful failure of any of the Participating Stockholders, the Holding Co. or the Operating Co. to fulfill a condition to the performance of the obligations of the Purchaser or IMED Merger Sub;

               (ii) willful failure of any of the Participating
          Stockholders, the Holding Co. or the Operating Co. to perform a covenant or agreement of this Agreement; or

               (iii) willful breach by any of the Participating
          Stockholders, the Holding Co. or the Operating Co. of any representation or warranty contained herein which, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect, each of the Participating Stockholders, Holding Co. and Operating Co. shall, jointly and severally, be fully liable for any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation, reasonable attorneys' fees and fees and expenses incurred in connection with obtaining financing or commitments thereto and all financial advisory and accounting fees) incurred or suffered by the Purchaser and its Affiliates as a result of such failure or breach.

          (b)  If termination of this Agreement shall result from:

               (i) the willful failure of the Purchaser to fulfill a condition to the performance of the obligations of the Participating Stockholders, Holding Co. or Operating Co.;

               (ii) willful failure of the Purchaser to perform a covenant or agreement of this Agreement; or

               (iii) the willful breach by the Purchaser of any representation or warranty which, individually or in the aggregate, had or would reasonably be expected to have, a Material Adverse Effect, the Purchaser shall be fully liable for any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and financial advisory and accounting fees) incurred or suffered by the Participating Stockholders, Holding Co. or Operating Co. as a result of such failure or breach.

          The provisions of Section 6.2(b) and 12.8 shall survive any termination hereof pursuant to this Article X.

          10.3. "SELLERS REPRESENTATIVE" shall mean DLJ or any successor thereof.


                           ARTICLE XI

             NATURE AND SURVIVAL OF REPRESENTATIONS
              AND WARRANTIES; INDEMNIFICATION, ETC.

          11.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All representations and warranties of the parties set forth in this Agreement shall terminate immediately upon the Closing and shall be of no further force and effect, provided that the representations and warranties made by any of the Participating Stockholders, the Operating Co. and the Holding Co. contained in Sections 2.1, 2.2, 3.2(b), 3.3, 3.20 and 6.17 and the representations and warranties made by the Purchaser or IMED Merger Sub in 4.1, 4.2 and 4.5 shall survive indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law). All such representations and warranties shall be deemed to have been given and made on the date hereof and as of the Closing Date. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto, hereunder and under any of the Documents, shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law).

          11.2. PARTICIPATING STOCKHOLDERS' AGREEMENT TO INDEMNIFY. The Participating Stockholders, jointly and severally, shall fully defend, indemnify and hold harmless Purchaser and IMED Merger Sub and, effective from and after the Closing without duplication, the Purchaser and IMED Merger Sub and the Company and their respective Affiliates and their respective officers, directors, employees and agents, against and in respect of any and all liabilities, losses, damages, deficiencies, Taxes or expenses (including, without limitations, the reasonable expenses of investigation and reasonable fees and expenses of counsel) ("Losses") resulting from, arising out of, or in connection with:
(i) any misrepresentation or breach of warranty made (or deemed to have been made pursuant to Section 12.1) by any Participating Stockholder in Sections 2.1, 2.2, 3.2(b), 3.3, 3.20 or 6.17 of this Agreement, (ii) any breach by any Participating Stockholder of any covenant or agreement made (or deemed to have been made pursuant to Section 12.1) under this Agreement or in any Document executed and delivered by any Participating Stockholder, (iii) any River Medical Liabilities (as defined below), and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses incident to any of the foregoing. The foregoing notwithstanding, the Participating Stockholders shall have no obligation to provide indemnity under this Section 11.2 with respect to any breach of the obligations set forth in Section 5.1 hereof until all Losses with respect thereto exceed $300,000 (the "Minimum Amount"), provided however that in the event that such Losses do exceed the Minimum Amount, the obligations of the Participating Stockholders to provide indemnification hereunder shall thereafter include all Losses resulting from any such breach, including, without limitation, those included in the Minimum Amount. "River Medical Liabilities" means any and all liabilities or Losses (which, for this purpose shall include appropriate allocations of operating costs and overhead) of, relating to or imposed upon the Company, Purchaser, IMED Merger Sub or any of their respective Affiliates, as the case may be, whether vested or unvested, contingent or fixed, actual or potential, known or unknown to the extent relating to River or any of the activities or business, plans or policies thereof, including, without limitation, any such liability or Loss relating to or arising in respect of the assumed River Medical, Inc. stock option plan, any lease of real property by River, all obligations under the letter agreement (the "Cooley Letter") dated June 20, 1996, among River and Cooley Godward Castro Huddleson & Tatum (attorneys for Hillenbrand Industries, Inc., Block Medical, Inc., Lonnie Smith and W. August Hillenbrand) and certain other persons named therein, or any breach of any representation, warranty, covenant or agreement set forth in
Section 6.13 hereof or relating to or resulting from any transaction or event contemplated or engaged in pursuant to Section
6.13 hereof or any actions taken
or not taken, by the Company with respect to River, its operations or business including, without limitation, all obligations to employees or former employees (including those whose activities for the Company were required by or were dedicated substantially to, the activities relating to the conduct of the business or activities of River) in respect of any compensation, severance, COBRA obligation or Benefit Plans or otherwise.

          11.3. PURCHASER'S AGREEMENT TO INDEMNIFY. Purchaser shall fully defend, indemnify and hold harmless each Participating Stockholder, its officers, directors, employees and agents, against and in respect of (A) any Losses resulting from (i) any misrepresentation or breach of warranty by Purchaser in Sections 4.1, 4.2 and 4.5 of this Agreement, (ii) any breach by Purchaser of any covenant or agreement made in this Agreement or in any Document executed and delivered by Purchaser or IMED Merger Sub and (iii) the ownership and operation of the Business (exclusive of any River Medical Liabilities) (but not including any such Loss to the extent such Loss arises out of, in whole or in part, any matter which constitutes a misrepresentation or breach or warranty of any Participating Stockholder made in this Agreement), and (B) any Losses resulting from any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

          11.4. THIRD PARTY CLAIMS. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (there "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby (except that the Indemnifying Party shall not be liable for any expense incurred during the period in which the Indemnified Party failed to give such notice). So long as the Indemnifying Party provides assurances, reasonably acceptable to the Indemnified Party, that the Indemnifying Party is capable of satisfying all Losses that may arise in respect of any matter, the Indemnifying Party shall be entitled to elect to participate in the defense of and, if it so chooses, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Upon any such election by the Indemnifying Party to assume the defense of such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred, by the Indemnified Party in connection with the defense, thereof, provided that the Indemnified Party may, at its option participate in such defense and employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period in which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party failed to give the notice provided above). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Article XI. The parties shall also cooperate in any such defense, give each other full access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the other party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, which consent shall not unreasonably withheld or delayed.

          11.5. EFFECT OF TAXES AND INSURANCE. The amount of any Losses for which indemnification is provided under this Article XI shall be reduced to take account of any net Tax benefit realized and shall be increased to take account of any net Tax detriment realized arising from the incurrence or payment of any such Losses or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Party (or its affiliated entities) with respect to any Losses. The Indemnified Party shall be obligated to use all commercially reasonable efforts to prosecute diligently and in good faith claims under any applicable insurance policies (including, without limitation, any applicable insurance policies maintained by the Company) and against other third parties who may be responsible for Losses prior to collecting indemnification for such Losses under this Article XI; provided, however, that if the Indemnified Party has not received payment from an insurer or other third party within one year after it has given such insurer or other third party written notice of such claim, (or, if the Indemnified Party shall have received notice that it will receive no such payment, immediately after the receipt of such notice) the Indemnified Party shall be entitled to collect indemnification in respect of such claim to the extent that it is otherwise entitled to payment under this Article XI; provided, however, that with respect to any River Medical Liabilities the Participating Stockholders shall be required to make all indemnity payments upon demand and the Purchaser will pay over to the Sellers Representative all amounts collected as contemplated above in respect of such matter to the extent all such applicable indemnification payments, in respect of such matter, have been made. If any Indemnified Party (or its affiliated entities) shall have received any payment pursuant to this Article XI with respect to any Loss and shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party (or its affiliated entities) shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

          11.6. PURCHASE PRICE ADJUSTMENT. Any amount paid by Participating Stockholders or Purchaser to the other pursuant to this Article XI will be treated for Tax purposes as an adjustment to the aggregate Merger Consideration unless a Final Determination (as defined below) causes any such amount not to constitute an adjustment to the aggregate Merger Consideration for any Tax purpose. In the event of such a Final Determination, Purchaser or the Participating Stockholders, as the case may be, shall pay an additional amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year. "Final Determination" shall mean with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to the Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations.)

          11.7. INTEREST. All payments required to be made under this Article XI shall include interest at the rate of 1.5% per month (or the maximum rate permitted by law) from the date of demand through the date of payment.

          11.8.      NOL.

               (a) At the time the Company files its United States federal income tax return for the taxable year ending on the Closing Date, the Company shall prepare a statement (the "Initial Statement") setting forth its reasonable good faith determination of the regular net operating loss or any carry forward thereof for United States federal income tax purposes that was generated in taxable years beginning after December 31, 1994 and that has not been absorbed by the Company in any taxable year ending on or prior to the Closing Date (the "Actual NOL"). When completed, the Initial Statement shall be delivered to the Sellers Representative for review, together with all material work papers, calculations and other records or information used to prepare the Initial Statement. For purposes of computing the Actual NOL, the Total Option Cancellation Amount and the amount described in clause
(ii)(A) of the definition of "Premium Shortfall" shall not be included.

               (b) If the Sellers Representative does not dispute any matter relating to the Initial Statement or its preparation, the Initial Statement shall for all purposes under this Agreement be deemed to set forth the Actual NOL. If the Sellers Representative disagrees that such Initial Statement fairly presents the Actual NOL, it shall so notify Purchaser in writing within thirty (30) days following receipt thereof by the Sellers Representative and the parties will use all reasonable efforts to resolve any such disputes. If any such dispute cannot promptly be resolved (but in any event within thirty (30) days after submission of the written objections of the Sellers Representative), the parties agree that they will submit the matter to Coopers & Lybrand or, if such firm shall decline to act or is not, at the time of such submission, independent of Participating Stockholders and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Purchaser and Participating Stockholders (either Coopers & Lybrand or such other accounting firm being referred to herein as the "Accounting Firm"). The resolution of the dispute by the Accounting Firm will be conclusive and binding upon the parties hereto, notwithstanding any later allegation or determination of error, mistake or miscalculation, whether willful or negligent, by any person, in connection with the determination made by the Accounting Firm. The fees and expenses of the Accounting Firm will be paid one-half by Purchaser and one-half by the Sellers Representative. The Initial Statement and the information thereon, as finally determined pursuant to this subsection (b), is hereinafter referred to as the "NOL Statement."

          (c) If the Actual NOL, as set forth on the NOL Statement, is less than the Target NOL, the Participating Stockholders, jointly and severally will pay to the Company an amount equal to 40% of the excess of the Target NOL over the Actual NOL.

          (d) The determinations made in accordance with the provisions of subsection (b) above shall be final and binding on each of Purchaser and Participating Stockholders. Any payment required to be made under subsection (c) above shall be made within five (5) business days of the determination thereof without setoff, for any other matter, by wire transfer to an account designated by the person entitled to receive such payment.


                           ARTICLE XII

                    MISCELLANEOUS PROVISIONS

          12.1. REPRESENTATIONS/COVENANTS OF THE HOLDING CO., THE OPERATING CO. AND PARTICIPATING STOCKHOLDERS. If the Closing occurs, all representations and warranties (to the extent the same survive the Closing as contemplated in Section 11.1 hereof) and all covenants and agreements of any of the Holding Co., the Operating Co., the Company or any or all Participating Stockholders made pursuant to this Agreement and the Documents executed and delivered by any such persons shall be deemed to be representations and warranties, covenants and agreements solely of each Participating Stockholder (and not of the Holding Co., the Operating Co. or the Company) for all purposes hereunder, including, without limitation,
Article XI hereof and the Participating Stockholders (and each of them) will be jointly and severally liable and responsible, in accordance with the terms of this Agreement, for any breach thereof.

          12.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of Purchaser and all Participating Stockholders.

          12.3. WAIVER. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure by any party in exercising any right, power or privilege hereunder or under the Documents and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under any Document nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

          12.4. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered:

          (a) If to the Participating Stockholders or the Holding Co. or the Operating Co., to:

                     IVAC Holdings, Inc.
                     c/o DLJ Merchant Banking, Inc.
                     277 Park Avenue
                     New York, New York  10172
                     Attention:  Thompson Dean
                     Facsimile No.:  212-892-7552

               with a copy to:

                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York  10017
                     Attention:  John Bick, Esq.
                     Facsimile No.:  212-450-4800

                     and

                     IVAC Medical Systems, Inc.
                     10221 Wateridge Circle
                     San Diego, CA  92121-2733
                     Attention:  Jay de Groot, Esq.
                     Facsimile No.:  619-458-6156

or to such other person or address as the Sellers Representative shall furnish Purchaser in writing.

          (b)  If to Purchaser or IMED Merger Sub, to:

                     IMED Corporation
                     9775 Businesspark Avenue
                     San Diego, CA  92131
                     Attention:  President
                     (619) 599-9000 (Telephone)
                     (619) 271-9010 (Telecopy)

               with copies to:

                     Gordon Altman Butowsky
                       Weitzen Shalov & Wein
                     114 West 47th Street
                     New York, New York  10036
                     Attention:  Keith L. Schaitkin, Esq.
                     (212) 626-0838 (Telephone)
                     (212) 626-0799 (Telecopy)

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

          12.5. BINDING NATURE; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that the rights of Purchaser hereunder may be assigned to: (i) any lender or financing institution as security for a loan or loans; (ii) any person that acquires all or substantially all of the assets or business of the Purchaser, by purchase, merger, consolidation or otherwise; or (iii) in connection with the Combination. The foregoing notwithstanding, prior to the Closing Date, Purchaser and IMED Merger Sub may assign their rights hereunder to Advanced Medical or a direct or indirect wholly owned subsidiary of Advanced Medical or any partnership in which Advanced Medical, and/or one or more of its direct or indirect wholly owned subsidiaries are the only partners (each an "Assignee"), so long as Advanced Medical unconditionally guarantees the obligation of such Assignee for all obligations of the Purchaser and IMED Merger Sub under this Agreement. Such assignment shall be made pursuant to documentation in form and substance reasonably acceptable to the Sellers Representative which documents shall include, without limitation, an assumption by the Assignee of all of the obligations of Purchaser hereunder. In the event of any such assignment and assumption, all rights and obligations of the Purchaser shall be deemed to be the rights and obligations of the Assignee and the Purchaser shall have no further liability, rights or obligations hereunder.

          12.6. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein. Subject to the terms and provisions of Section 12.16 hereof, each party hereto hereby irrevocably: (i) in any legal proceeding brought in connection with this Agreement or any of the Documents or the transactions contemplated hereby or thereby, submits to the nonexclusive in personam jurisdiction of (A) the United States District Court for the Southern District of New York or (B) in the event that the Purchaser, the Holding Co. or the Operating Co. is a defendant in any legal proceeding in which it seeks to join any Participating Stockholder as a third party defendant, then, any state or United States court in which such proceeding has properly been brought, and consents to suit therein;
(ii) waives any objection that it may now or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; (iii) designates the Sellers Representative (in the case of the Holding Co., the Operating Co. and the Participating Stockholders) or Gordon Altman Butowsky Weitzen Shalov & Wein (in the case of Purchaser) as agent to receive service of any and all process and documents on their behalf in any legal proceeding in the State of New York; and (iv) agrees that nothing herein shall affect any parties right to effect service of process in any manner permitted by law, and that the Purchaser and the Company shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against any party in any other court or jurisdiction in accordance with applicable law.

          12.7. PUBLIC ANNOUNCEMENTS. The Participating Stockholders, the Holding Co., the Operating Co. and Purchaser agree that press releases and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that either party may make such announcements as, in the opinion of its counsel, such party is required to make pursuant to applicable law or the requirements of a stock exchange or other applicable self-regulatory organization, but in such event such party shall, to the extent practicable, give the other party reasonable prior notice and an opportunity to comment on the proposed announcement.

          12.8. EXPENSES. All costs and expenses incurred in connection with this Agreement and the Document shall be paid by the party incurring such cost or expense provided, however, that the Participating Stockholders shall be jointly and severally obligated to pay all out-of-pocket expenses including, without limitation, legal expenses and accounting expenses incurred by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby and any amounts payable to DLJ or its Affiliates (except to the extent the same are paid at or prior to the Closing and therefore reduce Total Cash).

          12.9. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.10. HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          12.11. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, the Documents and the letter agreement dated March 20, 1996 between the Company and Advanced Medical constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, schedules, understandings, documents (including, without limitation, information provided or made available by any party to any other party), negotiations and discussions, whether oral or written, of the parties hereto.

          12.12. REMEDIES EXCLUSIVE. Prior to the Closing, the rights, remedies and obligations of the parties hereto under this Agreement and the Documents set forth in Article X hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. After the Closing, the rights, remedies and obligations under this Agreement and the Documents of the parties hereto set forth in Article XI hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. Notwithstanding the foregoing, the parties agree that the Business is unique and that remedies at law may be inadequate, and accordingly, Purchaser, in addition to other remedies it may have, shall have the right to enforce the obligation of the Participating Stockholders and the Holding Co. to consummate the Merger and engage in the transactions contemplated herein, by an action or actions for specific performance, injunction or other appropriate equitable remedies. The foregoing shall in no event limit or restrict the liability or obligation of any party hereto in respect of any claim based upon fraud.

          12.13. PURCHASER WAIVER. Except as specifically set forth in this Agreement, Purchaser hereby waives, and shall cause each of its Affiliates to waive all rights for contribution or other similar rights of recovery with respect to any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) arising under or relating to Environmental Laws that Purchaser or any of its Affiliates might have by statute or otherwise against Participating Stockholders.

          12.14. DISCLOSURE SCHEDULES. The Participating Stockholders, the Holding Co. and the Operating Co. agree to use their reasonable best efforts to cause each of the Schedules hereto to refer to all matters appropriate for disclosure thereon. However, if, notwithstanding such efforts, such matters are not so disclosed, then matters disclosed on any Schedule hereto shall, should the existence of such matters be relevant to any other Schedule, be deemed to be disclosed with respect to such other Schedule whether or not an explicit cross-reference appears. The foregoing provisions of this Section 12.14 shall not apply to Schedules 2.3, 3.3, 3.4 or 3.5.

          12.15. DRAFTING CONVENTION. Any use herein of the phrase "and/or" shall be deemed to mean both "and" and "or". Any use herein of the phrase "including" shall be deemed to mean
"including, without limitation".

          12.16.     ARBITRATION.

          Disputes that arise under or with respect to this Agreement or the Documents will be resolved as follows:

          (i)  except as set forth in the last paragraph of this
     Section 12.16, no party shall bring a civil action arising under or with respect to this Agreement or the Documents.

         (ii) at any time any party may demand arbitration of any dispute, arising under or with respect to any of this Agreement by delivering written notice thereof to: (x) the Sellers Representatives, the Purchaser and IMED Merger Sub; and (y) an office of JAMS/Endispute located in New York City (or, if none, then the office of JAMS/Endispute located closest to New York City); and

        (iii) any such arbitration shall be conducted in New York City according to JAMS/Endispute's Arbitration Rules then in effect applicable to disputes of the type submitted to arbitration and the results of such arbitration shall be final and binding on the parties.

In the event that JAMS/Endispute is not available to provide such arbitration services with respect to any such dispute, then that dispute shall be resolved by final, binding arbitration in New York City by three arbitrators pursuant to the rules then prevailing of the American Arbitration Association applicable to disputes of the type submitted to arbitration. Judgment on the award rendered by any of the above referenced arbitrators may be confirmed and entered in and by any court having jurisdiction.

          Notwithstanding the foregoing, each party specifically reserves the right: (a) to seek equitable remedies in a court of competent jurisdiction; and (b) to bring a third party action against any other party in any proceeding to which such person (the "Initiating Person") is a party under circumstances in which the basis of the claim by the Initiating Party against the other party is that such other party is liable (under any of the Agreements or otherwise), in whole or in part, for or in respect of any claim or counterclaim being asserted against the Initiating Party in such proceeding.

          The parties hereto agree that the party losing any matter that has been finally determined by arbitration pursuant thereto shall promptly reimburse to all prevailing parties the reasonable cost and expenses incurred by them in connection therewith (including, without limitation, reasonable fees and disbursements of counsel provided that: (i) the Purchaser and IMED Merger Sub shall have no obligation to provide such reimbursement for more than one counsel for all Participating Stockholders, the Holding Co. and the Operating Co., collectively; and (ii) the Participating Stockholders shall have no obligation to provide such reimbursement for more than one counsel for the Purchaser and IMED Merger Sub, collectively.


                          ARTICLE XIII

                            GLOSSARY

          The following terms as used in this Agreement shall have the meaning indicated below.

          "Accounting Firm" has the meaning set forth in Section
1.8.

          "Acquisition Proposal" has the meaning set forth in
Section 6.9.

          "Advanced Medical" means Advanced Medical, Inc., a
Delaware corporation.

          "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with, such person (provided that any reference to any "Affiliate" of the Holding Co. herein or in any of the Documents shall be deemed to include a reference to any person owning, or having a right to acquire, in excess of 20% of the voting power of the Holding Co. and any Affiliate of any such person).

          "Aggregate Employee Option Exercise Price" has the meaning set forth in Section 1.8.

          "Approvals" has the meaning set forth in Section 3.21.

          "Assignee" has the meaning set forth in Section 12.5.

          "Benefit Plans" has the meaning set forth in Section
3.15.

          "CERCLA" has the meaning set forth in Section 3.13(f).

          "Certificate of Merger" has the meaning set forth in
Section 1.2.

          "Certificates" has the meaning set forth in Section 1.10.

          "Class A Common Stock" shall mean the Class A Common
Stock of the Holding Co., par value $.01 per share.

          "Class B Common Stock" shall mean the Class B Common
Stock of the Holding Co., par value $.01 per share.

          "Closing" has the meaning set forth in Section 1.3.

          "Closing Date" has the meaning set forth in Section 1.3.

          "Code" has the meaning set forth in Section 3.14.

          "Combination" shall mean the merger or consolidation of the Surviving Corporation and/or the Operating Co. with or into the Purchaser and/or any Assignee.

          "Commitment Letters" has the meaning set forth in Section
4.6.

          "Company" shall mean and include and be deemed to refer, individually and collectively, to the Holding Co., the Operating
Co. and each person listed on Schedules 3.2 and 3.4 hereof.

          "Compensating Adjustment" means an amount, determined at the Effective Time, equal to 40% of the sum of: (i) the Special
Option Shortfall; (ii) the Other Option Shortfall; and (iii) the
Premium Shortfall.

          "Constituent Corporations" has the meaning set forth in
Section 1.1.

          "Contracts" has the meaning set forth in Section 3.19.

          "Cooley Letter" shall have the meaning set forth in
Section 11.2.

          "defined benefit plan" has the meaning set forth in
Section 3.15.

          "DGCL" shall mean the General Corporation Law of the state of Delaware.

          "Disclosed Jurisdiction" has the meaning set forth in
Section 3.2.

          "Dissenting Shares" has the meaning set forth in Section
1.9.

          "DLJ" shall mean DLJ Merchant Banking, Inc.

          "DLJ Debt" shall mean the Holding Co.'s 13.2% Junior
Subordinated Notes due 2006.

          "Documents" shall mean and include and be deemed to refer to all instruments, certificates, documents and agreements to be executed and/or delivered herewith or in connection with the transactions contemplated hereby.

          "Due Date" has the meaning set forth in Section 1.8.

          "Effective Date" has the meaning set forth in Section
1.2.

          "Effective Time" has the meaning set forth in Section
1.2.

          "Eli Lilly" shall mean Eli Lilly and Company.

          "Eli Lilly Obligation" shall mean all obligations to Eli Lilly under agreements numbers 6, 16 and 17 set forth in Part III of Schedule 6.17 hereof.

          "employee benefit plan" has the meaning set forth in
Section 3.15.

          "employee pension benefit plans" has the meaning set forth in Section 3.15.

          "employee welfare benefit plans" has the meaning set forth in Section 3.15.

          "Employees" has the meaning set forth in Section 3.15.

          "Encumbrances" has the meaning set forth in Section 3.10.

          "End Date" has the meaning set forth in Section
10.2.

          "Environmental Law" has the meaning set forth in Section
3.13.

          "ERISA" has the meaning set forth in Section 3.15.

          "Expenses" has the meaning set forth in Section 1.8.

          "FDA" shall mean the United States Food and Drug
Administration.

          "Federal Tax" means any tax imposed under Subtitle A of the Code.

          "Final Determination" has the meaning set forth in
Section 11.6.

          "Final Statement" has the meaning set forth in Section
1.8.

          "GAAP" shall mean generally accepted accounting principles.

          "Hazardous Material" has the meaning set forth in Section
3.13.

          "HSR Act" has the meaning set forth in Section 6.12.

          "IDE" has the meaning set forth in Section 3.25.

          "Indemnified Party" has the meaning set forth in Section
11.4.

          "Indemnifying Party" has the meaning set forth in Section
11.4.

          "Initiating Party" has the meaning set forth in Section
12.16.

          "Intangible Property" has the meaning set forth in
Section 3.11.

          "Leased Real Property" has the meaning set forth in
Section 3.10.

          "Losses" has the meaning set forth in Section 11.2.

          "Material Adverse Effect" has the meaning set forth in
Section 3.9.

          "Merger" has the meaning set forth in Section 1.1.

          "Merger Consideration" has the meaning set forth in
Section 1.7(b).

          "multiemployer plan" has the meaning set forth in Section
3.15.

          "multiple employer plan" has the meaning set forth in
Section 3.15.

          "1994 Stock Purchase Agreement" has the meaning set forth in Section 3.14.

          "Notes Obligation" shall mean all obligations under the Senior Notes.

          "Option" and "Options" has the meaning set forth in
Section 1.7.

          "Other Option Shortfall" means the amount, if any, by which $8 million exceeds the aggregate portion of the Total Option Cancellation Amount to be paid pursuant to all Option Cancellation Agreements entered into prior to the Closing by all persons, in the form of Exhibits 8 and 9 hereof (other than Mr. William J. Mercer, Mr. Gregory E. Sancoff and Mr. Albert Henry).

          "Owned Real Property" has the meaning set forth in
Section 3.10.

          "Per Share Merger Consideration" has the meaning set forth in Section 1.8.

          "Permitted Liens" has the meaning set forth in Section
3.10.

          "Person" and "person" shall mean any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

          "PMA" has the meaning set forth in Section 3.25.

          "Preliminary Statement" has the meaning set forth in
Section 1.8.

          "Premium Shortfall" means the amount, if any, by which:
(i) $6 million exceeds (ii) the excess of: (A) the aggregate of all premiums, prepayment penalties and costs for defeasance (if any) of the Senior Notes, paid (or to be paid) in connection with the purchase and defeasance of the Senior Notes, as contemplated in
Section 6.15 hereof, over (B) $1 million.


          "Purchase Price" has the meaning set forth in Section
1.8.

          "Regulated Environmental Activity" has the meaning set forth in Section 3.13.

          "Release" has the meaning set forth in Section
3.13.

          "Revolver Obligation" shall mean all obligations under the Credit Agreement dated as of December 30, 1994 as amended and restated, by and among the Holding Co., the Operating Co. and Chemical Bank, and the lenders named therein.

          "Rights" means any right (including, without limitation, conversion right); option; warrant; call; put or similar commitment of any character, authorized, granted or issued; right to acquire, or to require purchase of, any security; right to acquire an equity interest, or any interest measured by income, profits or any results of operations or by the value of any stock, or any similar or related right or interest.

          "River" has the meaning set forth in Section 6.13.

          "River Medical Liabilities" has the meaning set forth in
Section 11.2.

          "Royalty" has the meaning set forth in Section 6.17.

          "Section 338 Election Tax Liability" has the meaning set forth in Section 3.14.

          "Sellers Representative" has the meaning set forth in
Section 10.3.

          "Senior Notes" shall mean the 9 1/4% Senior Notes due
2002 of the Operating Co.

          "Siemens" has the meaning set forth in Section 6.17.

          "Siemens Obligation" shall mean, as of any date following the date hereof, the minimum amount required to be paid pursuant to the second paragraph of Section 2.02(a)(v) of agreement number 1 set forth on Part II of Schedule 6.17, determined on a net present value basis in a manner consistent with the preparation of notes 5 to the financial statements of the Operating Co. for the period ended December 31, 1995.

          "Signature Product" means the single and multi-channel versions of the Company's Signature Edition, IV infusion system
(including all related disposables).

          "Signature Recall" shall mean the product recall initiated in the recall notification (IVAC Medical Systems
Signature Edition Infusion Pump Models 7100 and 7200) dated August
8, 1996.

          "Signature Recall Obligations" has the meaning set forth in Section 3.7.

          "SIS" has the meaning set forth in Section 6.17.

          "Special Option Shortfall" means the amount, if any, by which $7 million exceeds the aggregate portion of the Total Option Cancellation Amount to be paid pursuant to all Option Cancellation Agreements in the form of Exhibit 6 hereto entered into on the date hereof by Mr. William J. Mercer and in the form of Exhibit 7 hereto entered into on the date hereof by Mr. Gregory E. Sancoff and Mr. Albert Henry.

          "Special Purpose Statement of Cash Flows (1995)" has the meaning set forth in Section 6.22 hereof.

          "Special Purpose Statement of Cash Flows (1996)" has the meaning set forth in Section 6.22 hereof.

          "Stock" shall mean the Class A Common Stock of the Holding Co. and the Class B Common Stock of the Holding Co.

          "Stock Option Plans" has the meaning set forth in Section
1.7(c).

          "Subsidiary Stock" means all of the issued and outstanding stock of the Company other than the Stock.

          "Surviving Corporation" has the meaning set forth in
Section 1.1.

          "Target NOL" means the amount by which $10 million exceeds the lesser of: (i) $5.5 million and (ii) that portion of the Total Option Cancellation Amount paid pursuant to Option Cancellation Agreements entered into in the form of Exhibit 8 or 9 hereof (by persons other than Mr. William J. Mercer, Mr. Gregory E. Sancoff and Mr. Albert Henry) in respect of Options that are vested prior to the Closing Date.

          "Tax" or "Taxes" has the meaning set forth in Section
3.14.

          "Tax Asset" means any net operating loss, net capital loss, investment tax credit or tax attribute which could reduce
Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

          "Tax Lien" or "Tax Liens" has the meaning set forth in
Section 3.14.

          "Tax Return" or "Tax Returns" has the meaning set forth in Section 3.14(a).

          "Tax Sharing Agreements" has the meaning set forth in
Section 3.14(a).

          "Taxing Authority" has the meaning set forth in Section
3.14(a).

          "Total Cash" has the meaning set forth in Section 1.8.

          "Total Cash Certificate" has the meaning set forth in
Section 1.8.

          "Total Debt" has the meaning set forth in Section 1.8.

          "Total Option Cancellation Amount" has the meaning set forth in Section 1.7.

          "Welmed Product" means the Company's "P" Series syringe
IV pumps (models P1000; P2000; P3000; P4000 and P-CAM).

          "Welmed Safety Alert" shall mean the product safety alert initiated by the Company as contemplated in Item 4 of Schedule 3.25 hereof.

          "Welmed Safety Alert Obligations" has the meaning set forth in Section 3.7.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                              IMED CORPORATION


                              By:/s/Joseph W. Kuhn
                                 ______________________
                                   Name:  Joseph W. Kuhn
                                   Title:  President


                              IMED MERGER SUB, INC.


                              By:/s/Joseph W. Kuhn
                                 ______________________
                                 Name:  Joseph W. Kuhn
                                 Title:  President


                              IVAC HOLDINGS, INC.


                              By:/s/Reid S. Perper
                                 ______________________
                                 Name:  Reid S. Perper
                                 Title:  Senior Vice President


                              IVAC MEDICAL SYSTEMS, INC.


                              By:/s/William J. Mercer
                                 ______________________
                                 Name:  William J. Mercer
                                 Title:  President & CEO



                              PARTICIPATING STOCKHOLDERS

                              AVALON BIOVENTURES, L.P.,
                                a California Limited Partnership


                              By:/s/Kevin J. Kinsella
                                 ______________________
                                 Name:  Kevin J. Kinsella
                                 Title:  General Partner


                              AVALON BIOVENTURES II, L.P.,
                                a California Limited Partnership


                              By:/s/Kevin J. Kinsella
                                 ______________________
                                 Name:Kevin J. Kinsella
                                 Title:  General Partner


                              CHASE EQUITY ASSOCIATES,
                                a California Limited Partnership

                              By:  CHASE CAPITAL PARTNERS,
                                     its General Partner


                              By:/s/Mitchell J. Blutt, M.D.
                                 ______________________
                                 Name:  Mitchell J. Blutt, M.D.
                                 Title:  Executive Partner


                              DLJ MERCHANT BANKING PARTNERS, L.P.,
                                a Delaware Limited Partnership

                              By:  DLJ MERCHANT BANKING, INC.,
                                     Managing General Partner


                              By:/s/Ivy Dodes
                                 ______________________
                                 Name:  Ivy Dodes
                                 Title:  Vice President


                              DLJ INTERNATIONAL PARTNERS, C.V.

                              By:  DLJ MERCHANT BANKING, INC.,
                                     Advisory General Partner


                              By:/s/Ivy Dodes
                                 ______________________
                                 Name:  Ivy Dodes
                                 Title:  Vice President

                              DLJ OFFSHORE PARTNERS, C.V.

                              By:  DLJ MERCHANT BANKING, INC.,
                                     Advisory General Partner


                              By:/s/Ivy Dodes
                                 ______________________
                                 Name:  Ivy Dodes
                                 Title:  Vice President


                              DLJ MERCHANT BANKING FUNDING, INC.


                              By:/s/Ivy Dodes
                                 ______________________
                                 Name:  Ivy Dodes
                                 Title:  Vice President


                              DLJ FIRST ESC L.L.C.


                              By:/s/Edward A. Poletti
                                 ______________________
                                 Name:  Edward A. Poletti
                                 Title:  Vice President and
                                           Treasurer


                              DLJ CAPITAL CORPORATION


                              By:/s/Richard E. Kroon
                                 ______________________
                                 Name:  Richard E. Kroon
                                 Title:  President


                              ENGLISH & SCOTTISH
                                 INVESTORS P.L.C.


                              By:/s/Ian Beveridge
                                 ______________________
                                 Name:  Ian Beveridge
                                 Title:  For and on behalf of
                                           Gartmore Investment Ltd.
                                           Secretaries


                              HENRY VENTURE II LIMITED,
                                an Isle of Man Entity


                              By:/s/Albert J. Henry
                                 ______________________
                                 Name:  Albert J. Henry
                                 Title:  Chairman

                              INSTITUTIONAL VENTURE
                                PARTNERS V, L.P.,
                                a California Limited Partnership


                              By:/s/Samuel D. Colella
                                 ______________________
                                 Name:  Samuel D. Colella
                                 Title:  General Partner


                              INSTITUTIONAL VENTURE
                                MANAGEMENT V, L.P.,
                                a California Limited Partnership


                              By:/s/Samuel D. Colella
                                 ______________________
                                 Name:  Samuel D. Colella
                                 Title:  General Partner


                              INSTITUTIONAL VENTURE
                                PARTNERS VI, L.P.,
                                a California Limited Partnership


                              By:/s/Samuel D. Colella
                                 ______________________
                                 Name:  Samuel D. Colella
                                 Title:  General Partner


                              INSTITUTIONAL VENTURE
                                MANAGEMENT VI, L.P.,
                                a California Limited Partnership


                              By:/s/Samuel D. Colella
                                 ______________________
                                 Name:  Samuel D. Colella
                                 Title:  General Partner


                              MENLO VENTURES VI, L.P.,
                                a Delaware Limited Partnership

                              By:  MV MANAGEMENT VI, L.P.,
                                     its General Partner


                              By:/s/Thomas H. Bredt
                                 ______________________
                                 Name:  Thomas H. Bredt
                                 Title:  General Partner

                              MENLO ENTREPRENEURS FUND VI, L.P.,
                                a Delaware Limited Partnership

                              By:  MV MANAGEMENT VI, L.P.,
                                     its General Partner


                              By:/s/Thomas H. Bredt
                                 ______________________
                                 Name:  Thomas H. Bredt
                                 Title:  General Partner


                              MR LIMITED,
                                a Cayman Islands Corporation


                              By:/s/G. C. Coldough
                                 ______________________
                                 Name:  G. C. Coldough
                                 Title:  Director


                              GREGORY E. SANCOFF


                              /s/Gregory D. Sancoff


                              SPROUT GROWTH II, L.P.

                              By:  DLJ Capital Corporation or its
                                      Mangaging General Partner

                              By:/s/Richard E.Kroon
                                 Name:  Richard E.Kroon
                                 Title:  President

                                                        EXHIBIT 1
                      CERTIFICATE OF MERGER
                  MERGING IMED MERGER SUB, INC.
                    INTO IVAC HOLDINGS, INC.

                 (Pursuant to Section 251 of the
                     General Corporation Law
                    of the State of Delaware)

     IVAC Holdings, Inc., a Delaware corporation, DOES HEREBY
CERTIFY that:

     I. The name and state of incorporation of each of the constituent corporations is as follows:

          NAME                     STATE OF INCORPORATION

IVAC Holdings, Inc.                          Delaware
IMED Merger Sub, Inc.                             Delaware

     II. An agreement and plan of merger dated as of August ___, 1996 (the "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the General Corporation Law of the State of Delaware.

     III. The name of the surviving corporation is IVAC Holdings, Inc.

     IV. The Amended and Restated Certificate of Incorporation of IVAC Holdings, Inc. as in effect at the date of the merger shall be the certificate of incorporation of the surviving corporation, which Restated certificate of incorporation shall be amended to read in its entirety as set forth in Attachment I hereto.

     V. An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of IVAC Holdings, Inc., 10221 Wateridge Circle, San Diego, CA 92121.

     VI. A copy of the Agreement and Plan of Merger will be furnished by IVAC Holdings, Inc., on request and without cost, to any stockholder of either of the constituent corporations.

     IN WITNESS WHEREOF, IVAC Holdings, Inc. has caused this
Certificate of Merger to be executed and attested by the undersigned as of the ___ day of ________________, 1996.

                              IVAC Holdings, Inc.


                              By:
                                 ______________________
                                   Name:
                                   Title:

                                                     Attachment I


                      AMENDED AND RESTATED
                  CERTIFICATE OF INCORPORATION
                               OF
                       IVAC HOLDINGS, INC.

     FIRST:          The name of this corporation shall be:

                       IVAC Holdings, Inc.

     SECOND:   Its registered office in the State of Delaware is to
be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805, and its registered agent at such address is Corporation Service Company.

     THIRD:    The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:   The total number of shares of stock which the
Corporation shall have the authority to issue is:

     Three Thousand (3,000) shares of common stock with a par value of One Cent ($.01) per share, amounting to Thirty Dollars ($30.00).

     FIFTH:          The Board of Directors shall have the power to
adopt, amend or repeal the by-laws of the Corporation.

     SIXTH:    No director shall be personally liable to the
Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except: (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     SEVENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     EIGHTH:   The corporation elects not to be governed by the
Section 203 of the Delaware General Corporation Law.

                                                        EXHIBIT 2


               [Davis Polk & Wardwell Letterhead]



                     ________________, 1996



[Purchaser]

Ladies and Gentlemen:

     We have acted as special counsel to DLJ Merchant Banking Partners, L.P.,### DLJ Merchant Banking Funding, Inc., DLJ First ESC L.L.C., DLJ Capital Corporation and Sprout Growth II, L.P. (collectively, the "Participating Stockholders"), IVAC Holdings, Inc. ("Holding Co.") and IVAC Medical Systems, Inc. ("Operating Co.") in connection with the Agreement and Plan of Merger dated August ___, 1996 (the "Merger Agreement"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that:

          1. Each of the Holding Co. and the Operating Co. is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Holding Co. and the Operating Co. have full corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly authorized by written consent and duly executed and delivered, by each of the Holding Co. and the Operating Co.

          2. The Merger Agreement constitutes a valid and binding agreement of each of the Participating Stockholders, the Holding Co. and the Operating Co., enforceable against each in accordance with its terms except (a) as (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting creditors' rights

###DP&W will not give an opinion for DLJ International Partners, C.V. and DLJ Offshore Partners, C.V. because they are organized in the Netherlands Antilles.

generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, and (b) that we express no opinion as to the enforceability of any provisions purporting to grant the right to enforce the obligation of the Participating Stockholders, the Holding Co. and the Operating Co. to consummate the transactions contemplated by the Merger Agreement by an action for specific performance, injunction or other remedy.

          3. The execution, delivery and performance by the Participating Stockholders, the Holding Co. and the Operating Co. of the Merger Agreement and the consummation by the Participating Stockholders, the Holding Co. and the Operating Co. of the transactions contemplated thereby require no action by or in respect of, notice to, or filing with, or the consent, approval or authorization of any governmental authority under, the laws of the State of New York or the State of Delaware or the federal law of the United States, other than such filings or approvals that have been made or obtained.

          4. The execution, delivery and performance by the Participating Stockholders, the Holding Co. and the Operating Co. of the Merger Agreement do not contravene or constitute a default under any provision of applicable United States federal or New York state law or regulation (provided that no opinion is rendered with respect to any antitrust or similar law, rule or regulation) or the General Corporation Law of the State of Delaware.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States and the General Corporation
Law of the State of Delaware.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written notice. Each financing institution### specified on Schedule 1 hereto may rely on this opinion as if such opinion were addressed to it.

                              Very truly yours,

###List will include all those providing debt and equity financing for the transaction.

                                                        EXHIBIT 3


                       RELEASE AND WAIVER


          FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, the undersigned, releasor ("Releasor"), on behalf of itself and its Affiliates (as such term is defined in a certain Agreement and Plan of Merger (the "Agreement") by and between, among others, IMED Corporation, IMED Merger Sub, Inc., IVAC Holdings, Inc., and IVAC Medical Systems, Inc., dated as of August ____, 1996.

          HEREBY RELEASES AND DISCHARGES: The Company (as such term is defined in the Agreement), and its successors (by merger or otherwise), transferees, assigns (such successors, transferees and assigns, collectively with IMED Corporation and IMED Merger Sub, Inc., the "Released Party"), from any and all actions, causes of action, suits, debts, claims, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not limited to, any instruments or other writings evidencing a right to the payment of money, which the Releasor ever had, now has or hereafter can, shall or may have, against the Released Party, for, upon, or by reason of any matter, cause or thing whatever from the beginning of time to the date of this release; provided that such release does not apply to Releasor's rights under the Agreement or any ancillary documents;### and Releasor further

          HEREBY TERMINATES all agreements between Releasor and the Company (and the same shall be null and void) and shall deliver to Purchaser (as such term is defined in the Agreement) the originals of all instruments evidencing any indebtedness or obligation with respect thereto.

###For DLJ and its Affiliates, the following exception applies:
"the release and waiver contained herein shall not be deemed to release, waive or terminate any right to indemnification that Releasor may have against the Company under the Underwriting Agreement between DLJSC and the Operating Co. dated November 3, 1995." For Gregory Sancoff and Albert Henry the following exception applies: "the release and waiver contained herein shall not be deemed to release, waive or terminate any right to indemnification whether under any agreement or otherwise that Releasor may have against the Company or any right under any Option Cancellation Agreement."

          IN WITNESS WHEREOF, Releasor have hereunto set their hand the ____ day of ______________, 1996.

                         RELEASOR:



                         ______________________________



Sworn to before me on this
___ day of ______________, 1996



________________________________

                                                        EXHIBIT 4


                        AMENDMENT TO THE
            RESTATED CERTIFICATE OF INCORPORATION OF
                       IVAC HOLDINGS, INC.


          IVAC Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby further amend the Certificate of Incorporation of the Corporation, which was originally filed on October 14, 1994 under the name River Acquisition Corp. and subsequently amended and restated on December 29, 1994 and April 13, 1995.

          The undersigned hereby certifies that this Amendment to the Certificate of Incorporation has been duly adopted in accordance with Sections 228 and 242 of the GCL. Written notice has been given as provided in Section 228 of the GCL and written consent has been given in accordance with that section.

               (1) The first sentence of subparagraph (f) of Article FOURTH is hereby deleted in its entirety and replaced with:

               "Each share of Call B Common Stock shall convert automatically (a "Conversion"), without any action on the part of the Corporation or any holder of Class B Common
          Stock, immediately prior to the occurrence of an Equity Liquidation Event as follows:"

               (2) The last sentence of subparagraph (g)(iii) of Article FOURTH is hereby deleted in its entirety and replaced with:

               "Such Conversion shall be effective
          immediately prior to the occurrence of the Equity Liquidation Event, and the person in whose name or names any certificate or certificates for shares of Class A Common
          Stock shall be issuable upon such Conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock."

               (3) Subparagraph (2)(b) of Article SEVENTH is hereby deleted in its entirety and replaced with:

          "The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of

          Directors shall determine to be appropriate and authorized by Delaware Law."

               THE UNDERSIGNED, being the Vice President of IVAC Holdings, Inc., for the purpose of amending the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, does declare and certify that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this __th day of August, 1996.


                              IVAC HOLDINGS, INC.


                              By: _______________________________
                                   Reid S. Perper
                                   Vice President

                                                        EXHIBIT 5


    [Gordon Altman Butowsky Weitzen Shalov & Wein letterhead]



                     ________________, 1996


DLJ Merchant Banking Partners, L.P.,
DLJ Merchant Banking Funding, Inc.
DLJ First ESC L.L.C.,
DLJ Capital Corporation and
Sprout Growth II, L.P.

Ladies and Gentlemen:

     We have acted as special counsel to IMED Corporation
("Purchaser") and IMED Merger Sub, Inc. ("Merger Sub") in connection with the Agreement and Plan of Merger dated August ___, 1996 (the "Merger Agreement"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that:

          1. Each of the Purchaser and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power to carry on the business which it is now conducting. Each of the Purchaser and the Merger Sub have full corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The Merger Agreement has been duly and validly authorized and duly executed and delivered, by each of Purchaser and Merger Sub.

          2. The Merger Agreement constitutes a valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          3. The execution, delivery and performance by the Purchaser and Merger Sub of the Merger Agreement and the consummation by them of the transactions contemplated thereby requires no action by or in respect of, notice to, or filing with, or the consent, approval or authorization of any governmental authority under, the laws of the State of New York or the State of Delaware or the federal law of the United States, other than such filings or approvals that have been made or obtained.

          4. The execution, delivery and performance by Purchaser and Merger Sub of the Merger Agreement do not contravene or constitute a default under any provision of applicable United States federal or New York state law or regulation (provided that no opinion is rendered with respect to any antitrust or similar law, rule or regulation) or the General Corporation Law of the State of Delaware.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States and the General Corporation
Law of the State of Delaware.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written notice.

                              Very truly yours,